SCHEDULE 14A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

TRANSOCEAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     Form, Schedule or Registration Statement No.:

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Notes:

Reg. § 240.14a-101.

SEC 1913 (3-99)

March 18, 2005

Dear Shareholder:

          The 2005 annual general meeting of Transocean Inc. will be held on Thursday, May 12, 2005 at 9:00 a.m., at the British Colonial Hilton Nassau, Nassau, Bahamas. The Secretary’s notice of annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.

          It is important that your shares be represented and voted at the meeting. Please read the enclosed notice of annual general meeting and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.

Sincerely,

J. Michael Talbert	Robert L. Long
Chairman of the Board	President & Chief Executive Officer

     This proxy statement and the accompanying proxy card are dated March 18, 2005 and are first being mailed on or about March 25, 2005 to record shareholders as of March 17, 2005.

NOTICE OF ANNUAL GENERAL MEETING OF TRANSOCEAN INC.
TO BE HELD MAY 12, 2005

     The annual general meeting of Transocean Inc., a Cayman Islands exempted company limited by shares, will be held at the British Colonial Hilton Nassau, Nassau, Bahamas at 9:00 a.m., Bahamas time, on Thursday, May 12, 2005 for the following purposes:

1.	To elect three directors as members of our board of directors to serve until the 2008 annual general meeting and until their respective successors have been duly elected.

2.	To approve the amendment of our Employee Stock Purchase Plan to increase the number of ordinary shares reserved for issuance under the plan from 2,500,000 to 3,500,000.

3.	To approve the appointment of Ernst & Young LLP as independent registered public accounting firm for 2005.

4.	To transact such other business as may properly be brought before the meeting.

     This constitutes notice of the meeting as required by Cayman Islands law and our articles of association.

     Only record holders of ordinary shares at the close of business on Thursday, March 17, 2005 will be entitled to notice of, and to vote at, the meeting.

     The meeting may generally be adjourned from time to time without advance notice other than announcement at the meeting, or any adjournment thereof, and any and all business for which the meeting is hereby noticed may be transacted at any such adjournment.

By order of the Board of Directors,

Eric B. Brown
Secretary
Houston, Texas
March 18, 2005

YOUR VOTE IS IMPORTANT
Please complete, sign and promptly return your proxy card in the enclosed return envelope.

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF TRANSOCEAN INC.
MAY 12, 2005

     This proxy statement is furnished in connection with the solicitation of proxies by Transocean Inc., on behalf of our board of directors, to be voted at our annual general meeting to be held on Thursday, May 12, 2005 at 9:00 a.m., at the British Colonial Hilton Nassau, Nassau, Bahamas.

Proposals

     At the annual general meeting, shareholders will be asked to vote upon the following:

•	A proposal to elect three nominees as directors to serve three-year terms. These directors will be members of a class of directors that will serve until the 2008 annual general meeting and until their respective successors have been duly elected.

•	A proposal to approve the amendment of our Employee Stock Purchase Plan to increase the number of ordinary shares reserved for issuance under the plan from 2,500,000 to 3,500,000.

•	A proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for 2005.

•	Any other matters that may properly come before the meeting.

     We know of no other matters that are likely to be brought before the annual general meeting.

Quorum

     The presence, in person or by proxy, of shareholders holding a majority of our outstanding ordinary shares will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum at the meeting.

Record Date

     Only shareholders of record at the close of business on Thursday, March 17, 2005 are entitled to notice of and to vote, or to grant proxies to vote, at the meeting.

Votes Required

     Approval of the proposal to elect the three nominees as directors requires the affirmative vote of a plurality of the votes cast. Abstentions and “broker non-votes” will not be counted in that vote.

     Approval of the proposal to amend our Employee Stock Purchase Plan requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents a majority of the votes entitled to be cast. Abstentions and “broker non-votes” on this proposal will not affect the voting on the proposal as long as holders of a majority of ordinary shares cast votes on the proposal. Otherwise, the effect of an abstention or “broker non-vote” is a vote against the proposal. The New York Stock Exchange prohibits its member organizations from giving a proxy to vote on an equity compensation plan unless the beneficial owner of the share has given instructions. As a result, beneficial owners are encouraged to give voting instructions to their brokers.

     Approval of the proposal to appoint Ernst & Young LLP as independent registered public accounting firm requires the affirmative vote of holders of at least a majority of the ordinary shares present in person or by proxy at the meeting and entitled to vote on the matter. Abstentions and “broker non-votes” on the proposal have the effect of a vote against the proposal.

     As of the record date for the meeting, there were 324,466,430 ordinary shares outstanding and entitled to notice of and to vote at the meeting. Holders of ordinary shares on the record date are entitled to one vote for each share held.

Proxies

     A proxy card is being sent to each shareholder as of the record date. If you properly received a proxy card, you may grant a proxy to vote on each of the four proposals by marking your proxy card appropriately, executing it in the space provided, dating it and returning it to us. We may accept your proxy by any form of communication permitted by Cayman Islands law and our articles of association. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

     If you have timely submitted a properly executed proxy card and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not clearly indicated your votes, your shares will be voted “FOR” the election of all director nominees and “FOR” each of the other two proposals.

     If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against any of the three proposals will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.

     You may revoke your proxy card at any time prior to its exercise by:

•	giving written notice of the revocation to our Secretary;

•	appearing at the meeting, notifying our Secretary and voting in person; or

•	properly completing and executing a later-dated proxy and delivering it to our Secretary at or before the meeting.

     Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Solicitation of Proxies

     The accompanying proxy is being solicited on behalf of the board of directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained D. F. King & Co., Inc. for a fee of $6,000, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of ordinary shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

ELECTION OF DIRECTORS

     Our articles of association divide our board of directors into three classes: Class I, Class II and Class III. Three Class III directors are to be elected at our 2005 annual general meeting to serve for three-year terms expiring at the annual general meeting in 2008.

     The board has nominated for election as Class III directors Judy J. Kelly, Roberto Monti and Ian C. Strachan. Ms. Kelly is not currently a director and is being nominated to fill our vacant board seat. Messrs. Monti and Strachan are standing for re-election. If any of the nominees becomes unavailable for any reason, which we do not anticipate, the board of directors in its discretion may designate a substitute nominee. If you have submitted an executed proxy card, your vote will be cast for the substitute nominee unless contrary instructions are given in the proxy.

     The board of directors recommends a vote “FOR” the election of Judy J. Kelly, Roberto Monti and Ian C. Strachan as Class III directors.

Nominees for Director—Class III—Terms Expiring 2008

JUDY J. KELLY, age 56, is the retired Vice President–Americas of ExxonMobil Gas Marketing Company, a division of ExxonMobil Corporation, a position in which she served from March 2002 until her retirement in July 2004 and in which she was responsible for ExxonMobil’s natural gas and natural gas liquids marketing activities and related infrastructure assets in North and South America. From January 2000 until March 2002, Ms. Kelly served as Vice President–Global Business Planning for ExxonMobil Gas Marketing Company, a position she assumed after ExxonMobil’s merger with Mobil Corporation. Ms. Kelly joined a predecessor of ExxonMobil in its financial organization and served in a variety of positions during her 31 years at ExxonMobil. Ms. Kelly is not currently one of our directors.

ROBERTO MONTI, age 65, is the retired Executive Vice President of Exploration and Production for Repsol YPF. He was the President and Chief Executive Officer of YPF Sociedad Anonima from September 1995 to June 1999 prior to its acquisition by Repsol. From October 1993 to July 1995, he served as President of Dowell, a division of Schlumberger. He is also a director of Petrobras Energía S.A. and John Wood Group PLC. Mr. Monti has served as one of our directors since December 1999.

IAN C. STRACHAN, age 61, is Chairman of the Board of Instinet Group Incorporated and a director of Reuters Group PLC, Xstrata plc, Rolls Royce Group plc and Johnson Matthey plc. He served as Deputy Chairman of Invensys plc from 1999 to 2000. He served as CEO of BTR plc from 1996 until its merger with Siebe plc in 1999, when it changed its name to Invensys plc. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as CFO from 1987 to 1991 and as Deputy CEO from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986. Mr. Strachan has served as one of our directors since December 1999.

Continuing Directors—Class I—Terms Expiring 2006

VICTOR E. GRIJALVA, age 66, is Chairman of the Board of Hanover Compressor Company. Mr. Grijalva has been a director since December 1999 and served as Chairman of our board of directors until October 2002. He is the retired Vice Chairman of Schlumberger Limited. Before serving as Vice Chairman, he served as Executive Vice President of Schlumberger’s Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger’s Wireline, Testing & Anadrill division from 1992 to 1994. Mr. Grijalva is also an advisory director of Tenaris S.A.

ARTHUR LINDENAUER, age 67, became Chairman of the Board of Schlumberger Technology Corporation, the principal U.S. subsidiary of Schlumberger Limited, in December 1998 and served in that position through February 2004. He previously served as Executive Vice President-Finance and Chief Financial Officer of Schlumberger from January 1980 to December 1998. Mr. Lindenauer was a partner with the accounting firm of Price Waterhouse from 1972 to 1980. Mr. Lindenauer is also a director of TODCO, a publicly traded drilling company in which we own a minority interest and the New York Chapter of the Cystic Fibrosis Foundation, a Trustee of the American University in Cairo and a member of the Board of Overseers of the Tuck School of Business at Dartmouth College. Mr. Lindenauer has served as one of our directors since December 1999.

RICHARD A. PATTAROZZI, age 61, served at Shell Oil Company as President and CEO of Shell Deepwater Development Inc. and Shell Deepwater Production Inc. from 1996 to 1999, and has served as a director of Transocean since January 2001. In early 1999, he was promoted to Vice President of Shell Oil Company, responsible for Shell Deepwater Development Inc., Shell Deepwater Production Inc. and the company’s Shallow Water Gulf of Mexico exploration and production business and retired in January 2000. Mr. Pattarozzi joined Shell in 1966 in its offshore engineering organization and has more than 33 years of experience in the petroleum industry. He is also a director of Superior Energy Services, Inc., FMC Technologies, Inc., Global Industries, Ltd., Stone Energy Company and Tidewater, Inc., all of which are publicly traded.

KRISTIAN SIEM, age 56, is Chairman and Chief Executive Officer of Siem Industries, Inc., an industrial holding company that owns offshore oil and gas drilling and subsea construction services businesses, a fleet of reefer vessels and a fleet of car carrying vessels through subsidiaries in the Cayman Islands, the U.K. and Norway. Mr. Siem has served as one of our directors since September 1996 and was Chairman of Transocean ASA prior to its acquisition by us in 1996. Mr. Siem is also chairman of Star Reefers Inc., Siem Offshore Inc., Subsea 7 Inc. and Siem Industrikapital AB. He is further a director of North Atlantic Smaller Companies Investment Trust PLC. During the past five years, Mr. Siem has served as an executive officer with Siem Industries, Inc., as CEO and a director of Kvaerner ASA and as Chairman and a director of Norwegian Cruise Line.

Continuing Directors—Class II—Terms Expiring 2007

ROBERT L. LONG, age 59, is President, Chief Executive Officer and a member of our board of directors. Mr. Long served as President from December 2001 to October 2002, at which time he assumed the additional position of Chief Executive Officer. Mr. Long also served as Chief Operating Officer from June 2002 until October 2002, Chief Financial Officer from August 1996 until December 2001, as Senior Vice President from May 1990 until the time of the Sedco Forex merger, at which time he assumed the position of Executive Vice President, and as Treasurer from September 1997 until March 2001. Mr. Long has been an employee since 1976 and was elected Vice President in 1987. Mr. Long is also a director of TODCO, a publicly traded drilling company in which we own a minority interest.

MARTIN B. MCNAMARA, age 57, is a Partner of the law firm of Gibson, Dunn & Crutcher and has served as a member of the firm’s executive, finance and compensation committees, as well as a Partner-in-Charge of the firm’s Texas practice. He has served as one of our directors since November 1994. During the past five years, Mr. McNamara has been in the private practice of law.

ROBERT M. SPRAGUE, age 59, is the retired Regional Business Director of Shell EP International BV, a position in which he served from April 1997 until June 2003. Mr. Sprague served as Director – Strategy & Business Services for Shell EP International BV from January 1996 until March 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from May 1994 to December 1995. Mr. Sprague joined the Royal Dutch / Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from April 2000 to April 2003. Mr. Sprague has served on our board of directors since May 2004.

J. MICHAEL TALBERT, age 58, has served as our non-executive Chairman of our board of directors since October 2004. Prior to that Mr. Talbert served as our executive Chairman of the board since October 2002 and a member of our board of directors since August 1994. Mr. Talbert also served as Chief Executive Officer from August 1994 until October 2002, Chairman of our board of directors from August 1994 until December 1999, and as President from December 1999 until December 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He is also a director of El Paso Corporation and TODCO, a publicly traded drilling company in which we own a minority interest.

Merger with Sedco Forex, Designation of Board Members and Appointment of Mr. Grijalva

     On December 31, 1999, we completed a merger with Sedco Forex Holdings Limited following the spin-off of Sedco Forex to Schlumberger stockholders on December 30, 1999. As a result of the merger, Schlumberger stockholders exchanged all of the Sedco Forex shares distributed to them by Schlumberger in the Sedco Forex spin-off for our ordinary shares, and Sedco Forex became our wholly owned subsidiary. Pursuant to the merger agreement, Transocean’s board of directors designated Messrs. McNamara, Siem and Talbert as directors (in addition to two other individuals who no longer serve on our board) and Schlumberger’s board of directors designated Messrs. Grijalva, Lindenauer, Monti and Strachan as directors (in addition to another individual who no longer serves on our board). In the merger agreement, we agreed to use reasonable efforts to appoint those designees for a period of three years from the effective date of the merger. We also agreed to nominate Mr. Grijalva to our board of directors to serve as Chairman until his 65th birthday (in July 2003). In October 2002, Mr. Grijalva resigned his position as Chairman but agreed to remain as a director.

Corporate Governance

     We believe that we have long had good corporate governance practices, including having had written corporate governance guidelines, committee charters and a code of conduct for employees in place before enactment of the Sarbanes-Oxley Act and revisions to the corporate governance rules of the New York Stock Exchange (NYSE). Furthermore, the board has held separate meetings of the non-management directors for several years.

     The Corporate Governance Committee of the board has continued to evaluate the Company’s and the board’s governance practices and formally reviews all charters and the board’s governance principles at least annually. This Committee further receives updates at each meeting regarding new developments in the corporate governance arena. During 2004, the Corporate Governance Committee recommended and the board adopted continuing education goals for all directors. Our committee charters also require, among other things, that the Committees and the board evaluate their own performance.

     We also have an ownership policy for directors that requires each current nonmanagement director to, by the year 2010, own a number of our shares and/or deferred units equal in value to an amount five times the annual director retainer and each new director to acquire such number of shares and/or deferred units over their initial five years as a director. Directors are then required to maintain such a minimum holding.

     Our current governance documents may be found on our website at www.deepwater.com under “Corporate Governance.” Among the information you can find there is the following:

•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Corporate Governance Committee Charter;

•	Executive Compensation Committee Charter;

•	Finance and Benefits Committee Charter; and

•	Code of Ethics.

     Information contained on our website is not part of this proxy statement. You may also request this information in print by writing to our General Counsel, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046.

     We will continue to monitor our governance practices in order to maintain our high standards. Some specific governance issues are addressed below.

     Independence of Board Members/Committee Structure. Our corporate governance guidelines require that at least a majority of the directors meet the independence requirements of the NYSE. The director independence standards of the New York Stock Exchange require a board determination that the director has no material relationship with the listed company and has no specific relationships that preclude independence. Our board considers all relevant facts and circumstances in assessing whether a director is independent.

     The board has carefully considered the criteria of the NYSE and believes that our directors Arthur Lindenauer, Martin B. McNamara, Roberto Monti, Richard A. Pattarozzi, Ian C. Strachan and Robert M. Sprague and our director nominee Judy J. Kelly meet the NYSE independence requirements. We believe that our Executive Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE independence requirements.

     The board has also considered what types of disclosure should be made relating to the process of determining director independence. To assist the board in making disclosures regarding its determinations of independence, the board has adopted categorical standards as permitted under the listing standards of the NYSE. These categorical standards deal only with what types of relationships need to be disclosed and not whether a particular director is independent. The board considers all relevant facts and circumstances in determining whether a director is independent. However, the relationships satisfying the categorical standards are not required to be disclosed or separately discussed in our proxy statement. The relationships that exist with nonemployee directors satisfy the standards and need not be disclosed.

     A relationship satisfies the categorical standards adopted by the board if it:

•	is a type of relationship addressed in:

Item 404 of Regulation S-K of the Securities and Exchange Commission (containing requirements for proxy statement disclosure), but under those rules, disclosure is not required, or

Section 303A.02(b) of the NYSE Listed Company Manual (listing relationships that preclude a determination of independence), but under those rules, a determination of independence is not precluded; or

•	consists of charitable contributions by the Company to an organization where a director is an executive officer and such contributions do not exceed the greater of $100,000 or 1% of the organization’s gross revenue in any of the last three years.

     Executive Sessions. The nonmanagement directors met in executive session at each regularly scheduled board meeting in 2004. During 2005, they are again scheduled to meet in executive session without management at each regularly scheduled board meeting. In addition, the independent directors met as a group in executive session on one occasion during 2004. The nonmanagement and independent directors have designated Ian C. Strachan as the presiding director for their respective meetings. Shareholders or other interested persons may send communications to the presiding director by writing to him c/o Mr. Eric B. Brown, Corporate Secretary, P.O. Box 2765, Houston, TX 77252-2765.

     Director Nomination Process. The board has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the board. We believe that all members of the Committee meet the NYSE independence requirements.

     Our Corporate Governance Guidelines require that the Governance Committee assess the needs of our company and the board so as to recommend candidates who will further our goals. In making that assessment, the Committee has determined that a candidate must have the following minimum qualifications:

•	high professional and personal ethics and values;

•	a record of professional accomplishment in his/her chosen field;

•	relevant expertise and experience; and

•	a reputation, both personal and professional, consistent with our core values.

     In addition to these minimum qualities, the Committee considers other qualities that may be desirable. In particular, the board is committed to having a majority of independent directors and, accordingly, the Committee evaluates the independence status of any potential director. The Committee evaluates whether or not a candidate contributes to the board’s overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the board members. Also, the Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business and position as the leading international provider of offshore drilling services.

     The Committee has several methods of identifying candidates. First, the Committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the board. Second, the Committee requests from time to time that its members and the other board members identify possible candidates. Third, the Committee has the authority to retain one or more search firms to aid in its search. Ms. Kelly was identified by a search firm retained by the Committee. The search firm assists the board in identifying potential board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

     The Corporate Governance Committee will consider nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:

•	the name of and contact information for the candidate;

•	a statement detailing the candidate’s qualifications and business and educational experience;

•	information regarding the qualifications and qualities described under “Director Nomination Process” above;

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

•	financial and accounting background, to enable the Committee to determine whether the candidate would be suitable for audit committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

     Submit nominations to Eric B. Brown, Corporate Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046. The extent to which the Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the board, and is at the Committee’s discretion. The Committee evaluates the desirability for incumbent directors to continue on the board following the expiration of their respective terms, taking into account their contributions as board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the board, and the board may determine not to, nominate those candidates for election to our board.

     In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may nominate directors at an annual general meeting. For more information on this topic, see “Proposals of Shareholders.”

     Process for Shareholder Communications with the Board. The board has established a process whereby interested parties may communicate with the board and/or with any individual director. Shareholders may send communications in writing, addressed to the board or an individual director, c/o Mr. Eric B. Brown, Corporate Secretary, P.O. Box 2765, Houston, TX 77252-2765. The Corporate Secretary will forward these communications to the addressee.

     Director Attendance at Annual Meeting. We expect all of our directors to attend our annual general meeting of shareholders. At the 2004 meeting, all directors were in attendance either in person or by phone.

Compensation of Directors

     At our 2004 annual general meeting, our shareholders approved the amendment of our Long-Term Incentive Plan to replace automatic awards to outside directors as described below with discretionary awards that are determined by our board. The board continues to believe that directors should receive deferred units rather than options or share appreciation rights, commonly referred to as SARs. Deferred units are units equal to one ordinary share each and are used to measure the benefits payable to the holder of the unit. At last year’s board meeting held immediately after the annual meeting, the board granted deferred units to each outside director equal in value to $62,000 based upon the average price of our ordinary shares for the 10 trading days prior to the annual meeting (calculated at $27.17). Each outside director received 2,282 units.

     Such units vest in equal installments over a three year period but are required to be held by a director until the director leaves the board. In the event of an outside director’s retirement in accordance with the board’s retirement policy or his earlier death or disability, or in the event of a change of control of our company as described under “Compensation of Executive Officers—Compensation Upon Change of Control,” unvested deferred units will vest. If a director ceases to be a director for our convenience, as determined by the board, the board may at its discretion accelerate the vesting of the deferred units.

     No other grants of units were made to outside directors during 2004. The board expects to grant deferred units to outside directors equal in value to $88,000 based upon the average price of our ordinary shares for the 10 trading days prior to the annual meeting. This grant would be made immediately after the 2005 annual meeting. As with prior awards, the units would vest equally over a three year period and would be required to be held by directors until they leave the board. The board would expect to grant directors joining our board after the annual meeting a deferred unit award equal to the amount of the annual retainer. The current overall cash compensation of directors is described below.

     Fees and Retainers. The Corporate Governance Committee annually reviews the compensation paid to directors to be certain that it is competitive in attracting and retaining qualified directors. Our employees receive no extra pay for serving as directors. Each director who is not one of our officers or employees received an annual retainer of $40,000 in 2004, except for Mr. Talbert, whose director compensation arrangement is described below. The audit committee chairman received an additional $20,000 annual retainer, and the other committee chairmen each received an additional $10,000 annual retainer. Nonemployee directors also received a fee of $2,000 for each board meeting and $1,500 for each board committee meeting attended, plus incurred expenses where appropriate. Directors are eligible to participate in our deferred compensation plan. The director may defer any fees or retainer by investing those amounts in Transocean ordinary share equivalents or in other investments selected by the administrative committee of that plan. The Corporate Governance Committee reviewed the compensation of directors at its February 2005 meeting and the board approved the proposed increase of the annual retainer from $40,000 to $50,000. The committee chairmen retainers and the meeting attendance fees were not changed.

     Mr. Talbert became our non-executive Chairman after his retirement from active employment with us in October 2004. Based upon research done by us and our compensation consultant, the board determined that an appropriate retainer for a non-executive chairman would be $160,000 per year. Mr. Talbert was paid a pro-rated portion of this retainer for 2004. Mr. Talbert receives the board meeting attendance fee described above, but does not receive any additional fees for attendance at board committee meetings. In addition, Mr. Talbert will receive the same equity grant given to other outside directors.

     Stock Options/Stock Appreciation Rights. Directors did not receive any stock options or stock appreciation rights (“SARs”) during 2004. Each stock option and SAR previously granted to a director has a ten-year term and becomes exercisable in equal annual installments on the first, second and third anniversaries of the date of grant assuming continued service on the board. In the event of an outside director’s retirement in accordance with the board’s retirement policy or his earlier death or disability, or in the event of a change of control of our company as described under “Compensation of Executive Officers—Change of Control Provisions of Benefit Plans,” options and SARs will become immediately exercisable and will remain exercisable for the remainder of their ten-year term. Options and SARs will terminate 60 days after an outside director leaves the board for any other reason. However, if that person ceases to be a director for our convenience, as determined by the board, the board may at its discretion accelerate the exercisability and retain the original term of those options and SARs.

     We have reserved an aggregate of 600,000 ordinary shares for issuance to outside directors under our Long-Term Incentive Plan, of which 205,225 remained available for grant as of February 28, 2005.

Board Meetings and Committees

     During 2004, the board of directors held five regular meetings. Each of our directors attended at least 75% of the meetings during the year, including meetings of committees on which the director served.

     The board has standing executive compensation, finance and benefits, corporate governance and audit committees. As noted, the charters for these committees may be found at www.deepwater.com under “Corporate Governance.” In addition, the board may from time to time form special committees to consider particular matters that arise.

     Executive Compensation Committee. The executive compensation committee reviews and approves the compensation of our officers, administers our executive compensation programs, makes awards under the Long-Term Incentive Plan and the Performance Award and Cash Bonus Plan and establishes performance goals for our Chief Executive Officer and reviews his performance. The current members of the executive compensation committee are Mr. Pattarozzi, Chairman, and Messrs. Monti, Sprague and Strachan. The executive compensation committee met four times during 2004.

     Finance and Benefits Committee. The finance and benefits committee approves our long-term financial policies and annual financial plans, insurance programs and investment policies. It also makes recommendations to the board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the finance and benefits committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the finance and benefits committee are Mr. Siem, Chairman, and Messrs. Lindenauer and Grijalva. We expect the board will appoint Ms. Kelly as a member of the finance and benefits committee upon her election as a director. The finance and benefits committee met four times during 2004.

     Corporate Governance Committee. The corporate governance committee makes recommendations to the board with respect to the selection and compensation of the board, how the board functions and how the board should interact with shareholders and management. It reviews the qualifications of potential candidates for the board of directors, coordinates the self-evaluation of the board and committees and recommends to the board nominees to be elected at the annual meeting of shareholders. The current members of the corporate governance committee are Mr. McNamara, Chairman, and Messrs. Monti, Pattarozzi and Sprague. The corporate governance committee met four times during 2004.

     Audit Committee. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants. The audit committee also monitors the integrity of our financial statements and the independence and performance of our auditors and reviews our financial reporting processes. The committee reviews and reports to the board the scope and results of audits by our independent registered public accounting firm and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

     The board requires that all members of the committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

     The person is to further have acquired such attributes through one or more of the following:

•	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	other relevant experience.

     The current members of the audit committee are Mr. Lindenauer, Chairman, and Messrs. McNamara and Strachan. We expect the board will appoint Ms. Kelly as a member of the audit committee upon her election as a director. The audit committee met 10 times during 2004. The board has reviewed the criteria set by the SEC and determined that Mr. Lindenauer qualifies as an “audit committee financial expert.” In addition, the board has determined that Mr. Lindenauer qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Lindenauer is an accountant by education, was a partner in an accounting firm and served as the Chief Financial Officer of Schlumberger Limited, a public company.

     Finally, NYSE rules restrict directors that have relationships with the company that may interfere with the exercise of their independence from management and the company from serving on the audit committee. We believe that the members of the audit committee have no such relationships and are therefore independent for purposes of NYSE rules.

AUDIT COMMITTEE REPORT

     Our committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004 with management, our internal auditors and Ernst & Young LLP. In addition, we have discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS 61). The Sarbanes-Oxley Act of 2002 requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (“SEC”). The committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and independent registered public accounting firm. The committee also reviewed and discussed with the Company’s management and independent registered public accounting firm, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

     The committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. We also have discussed with our management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as we deemed appropriate.

     Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2004 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

ARTHUR LINDENAUER, CHAIRMAN	IAN C. STRACHAN

MARTIN B. MCNAMARA

SECURITY OWNERSHIP OF 5% BENEFICIAL
OWNERS AND MANAGEMENT

     The table below shows how many ordinary shares each of our directors and nominees, each of the executive officers named in the summary compensation section below and all directors and executive officers as a group owned as of February 28, 2005. The table below also sets forth information concerning the persons known by us to beneficially own 5% or more of our ordinary shares.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

	Shares Owned	Percent of Shares
Name of Beneficial Owner	Beneficially(1)(2)	Owned Beneficially (3)
Eric B. Brown (4)(5)	97,242
Jean P. Cahuzac (4)	149,137
Gregory L. Cauthen (4)	32,826
Robert L. Long (4)(6)	180,796
Jan Rask (7)	0
Barbara S. Wood (4)(8)	77,875
Victor E. Grijalva	63,124
Arthur Lindenauer	25,121
Judy J. Kelly	0
Martin B. McNamara	51,185
Roberto Monti	20,000
Richard A. Pattarozzi	46,000
Kristian Siem (9)	30,841

Robert M. Sprague	3,000
Ian C. Strachan	20,500
J. Michael Talbert (4)(10)	908,513
All directors and executive officers as a group (18 persons) (4)	1,754,138
Capital Research and Management Company (11)	17,005,800	5.3%
FMR Corp. (12)	21,322,676	6.6%

(1)	The business address of each director and executive officer is c/o Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046.

(2)	Includes options exercisable within 60 days held by Messrs. Brown (86,056), Cahuzac (147,462), Cauthen (29,167), Grijalva (20,000), Lindenauer (20,000), Long (137,313), McNamara (37,672), Monti (20,000), Pattarozzi (46,000), Siem (30,841), Strachan (20,000), Talbert (827,400), Mrs. Wood (62,866) and all directors and executive officers as a group (1,527,914). Also includes rights to acquire ordinary shares under our deferred compensation plan held by Messrs. Grijalva (17,977) and McNamara (12,513), and all directors and executive officers as a group (30,490).

(3)	As of February 28, 2005, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding ordinary shares.

(4)	Includes:

								All directors and
								executive
	Mr.	Mr.	Mr.			Mr.		officers as a
	Brown	Cahuzac	Cauthen	Mr. Long	Mr. Rask	Talbert	Ms. Wood	group
Shares held by Trustee under 401(k) plan	1,892	0	0	3,646	0	0	1,898	8,707

Shares held in Employee Stock Purchase Plan	1,699	1,294	2,159	5,515	0	0	0	13,009

(5)	Includes 7,595 shares held in a joint account with his wife.

(6)	Includes 34,322 shares held in a joint account with his wife.

(7)	Mr. Rask began his employment on July 16, 2002 with TODCO, a publicly traded drilling company in which we owned a majority interest until December 22, 2004. Mr. Rask is no longer one of our executive officers since we now hold a minority interest in TODCO.

(8)	Mrs. Wood is no longer one of our executive officers.

(9)	Excludes 1,423,720 of our ordinary shares held by Siem Industries, Inc. Mr. Siem is the Chairman and Chief Executive Officer of Siem Industries, Inc. As a result, he may be deemed a beneficial owner of those ordinary shares.

(10)	Includes 78,536 shares held in a joint account with his wife.

(11)	Based on a Schedule 13G filed with the SEC on February 14, 2005. According to the filing, Capital Research and Management Company has sole dispositive power over 17,005,800 shares, and sole voting power and shared voting or dispositive power over no shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(12)	Based on a Schedule 13G/A filed with the SEC on February 14, 2005. According to the filing, FMR Corp. has sole voting power over 1,865,390 shares, sole dispositive power over 21,322,676 shares and shared voting or dispositive power over no shares. Of the shares reported, 19,416,936 shares are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment advisor to various investment companies (collectively, the “Fidelity Funds”); with respect to these shares, FMR Corp., Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise sole investment power and the Fidelity Funds’ Boards of Trustees exercise sole voting power. Of the shares reported, 1,044,948 shares are beneficially owned by Fidelity

Management Trust Company, a bank and a wholly-owned subsidiary of FMR Corp., as to which each of Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power with respect to 1,044,948 shares and sole voting power with respect to 1,000,048 shares. Another 364,392 shares reported are beneficially owned by Strategic Advisors, Inc., an investment advisor and a wholly-owned subsidiary of FMR Corp. The remaining 496,400 shares reported are beneficially owned by Fidelity International Limited, an investment adviser and an entity independent of FMR Corp., as to which shares Fidelity International Limited exercises sole investment and voting power. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

     We believe all Section 16(a) reporting requirements related to our directors and executive officers were timely fulfilled during 2004, except for a Form 4 filed by Mr. Cauthen on December 2, 2004 that should have been filed on September 7, 2004. This belief is based solely on a review of the reports required to be filed under Section 16(a) of the U.S. Securities Exchange Act of 1934 that have been furnished to us and written representations from those with filing obligations that all reports were timely filed.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation Committee Report

Introduction

     The executive compensation committee’s primary responsibility is to ensure that our executive compensation program aligns the interests of management with those of our shareholders. The committee is composed solely of independent directors.

     Our report covers the following topics:

•	the role of the executive compensation committee

•	our executive compensation guiding principles

•	the components of our executive compensation program

•	our stock ownership guidelines

•	the limitations on deductibility of non-performance based compensation

Role of the Executive Compensation Committee

     Our executive compensation program is designed to attract and retain a highly qualified and motivated management team and appropriately reward individual executives for their contributions to the attainment of key strategic goals. We review the compensation principles for the executive officers each year. We also review and establish the individual compensation levels for the executive officers. We have considered the advice of independent, outside consultants in determining whether the amounts and types of compensation we pay are appropriate.

     Our program for the earning of equity awards by executives and key employees is heavily weighted by performance goals which significantly improves our ability to align the interests of management with those of our shareholders.

Executive Compensation Guiding Principles

     The goal of the compensation program is to attract, motivate and retain the talented individuals we need to be a leader in our highly competitive industry. The following are the guiding principles of our program:

Align the interests of executives with those of our shareholders.

     We believe that executive compensation should be directly linked to results delivered to the shareholder. The base pay and cash bonus and long term incentive programs should ultimately deliver total compensation of executives that is predominantly determined by our success both in absolute terms and as measured against peer companies.

Performance-based compensation.

     We believe that individual base pay, bonus and equity-based compensation should be tied to how well we perform and individual employee performance, so that when performance meets or exceeds goals, our employees are compensated at the levels set for such goals, and when performance does not meet goals, bonus and equity-based awards for our employees are reduced accordingly or eliminated entirely.

Compensation should be set at competitive levels.

     The Committee believes that executive compensation must be monitored to ensure that we maintain competitive compensation levels. We meet with outside consultants at least annually to review and compare the level of compensation we pay or award to key executives to the compensation practices of a peer group of companies. For 2004, the primary peer group of companies used to determine compensation (base salary, cash bonus incentives and long-term equity incentives) for key executives consisted of 15 publicly held companies that the Committee believes are generally of comparable financial size, business focus and scope; however, as described below, we use a narrower group of companies for comparisons based on return on capital.

Incentive compensation should be a greater part of total compensation for more senior positions.

     The portion of an employee’s total compensation that varies based on our performance and individual performance should increase as the employee’s business responsibilities increase. For 2004, over 84% of Mr. Long’s target compensation was subject to annual cash bonus program and long-term incentive performance goals.

Components of Our Executive Compensation Program

     The three components of our compensation program are:

•	base salary

•	cash bonus incentives

•	long-term equity incentives

Base Salary

     We set base salaries for executive officers so that they approximate the size-adjusted median for salaries of comparable executives in our peer group. We adjust base salaries when warranted by an employee’s experience and individual performance and when our market surveys or other similar information show that base salaries within the peer group are being adjusted. In line with this approach, Mr. Long’s base salary was adjusted from $660,000 to $700,000 in July 2004.

Cash Bonus Incentives

     We award annual cash bonus incentive opportunities under the Performance Award and Cash Bonus Plan. The amount of an executive’s bonus opportunity, which is expressed as a percentage of base salary, depends primarily upon that individual’s position and responsibilities and bonus opportunities provided to comparable positions within our peer group. At the beginning of each year, the Committee reviews and approves annual performance goals. Shortly after the end of the year, the Committee determines the appropriate bonus payout levels based on the degree to which these goals have been achieved. The annual incentive program is designed to pay total annual cash compensation, which is salary plus bonus, above the median of our peer group when we meet substantially all of the goals established for an executive’s bonus opportunity. Similarly, when the goals are not achieved, the program is intended to result in total annual cash compensation below the median of our peer group. The Committee also has the discretion to award performance-based cash bonuses under our Long-Term Incentive Plan.

     The Committee determined that the payout for an executive’s 2004 bonus opportunity was to be based on the level of achievement of company-wide financial goals and specific corporate goals, as described below. The financial goal was weighted at 50% and the corporate goals at 50%. For 2004, bonus opportunities ranged from 30% to 90% of base pay. The actual percentage payment can range from 0% to 200% of the bonus opportunity. The overall bonus payout was also subject to the application of a reduction factor based on our cash flow return on Market Capitalization (“CFROMC”), the effect of which can reduce the bonus payment by 0-50%. The Committee may use its discretion to adjust payments downward from these amounts or to make additional cash bonus awards beyond the bonus opportunity to recognize exceptional individual performance or to take account of other factors.

     The financial goals included in the 2004 bonus opportunities under our Performance Award and Cash Bonus Plan for senior management were our 2004 earnings per share (“EPS”) and a measure of cash flow return on capital (“CFROC”), as assessed and ranked to a group of companies within our peer group. Payout of the EPS goal was based on minimum, target and maximum levels of achievement. The corporate goals for all senior executives included in the 2004 bonus opportunities included safety, fleet downtime, marketing and cost containment. The Committee met in December 2004 and February 2005 to review the EPS and CFROC performance and the attainment of the corporate goals and objectives for the year 2004. Based on this review, the Committee determined that Mr. Long would receive a bonus of $410,449, which represented 67% of his 2004 bonus opportunity under our Performance Award Cash Bonus Plan.

     The Committee has determined that the payout for an executive’s 2005 bonus opportunity would similarly be based on: the level of achievement of a company-wide financial goal and corporate goals, with the financial goal to be weighted at 30% and the corporate goals at 70%, and with the potential reduction of overall payout based on CFROMC performance. For 2005, bonus opportunities will likewise range from 30% to 90% of base pay, and the actual percentage payment can range from 0% to 200% of the bonus opportunity, depending on the Committee’s evaluation of an individual’s performance against his or her goals. The CFROMC factor can reduce the overall bonus payout by up to 50%.

     The financial goals included in the 2005 bonus opportunities under our Performance Award and Cash Bonus Plan for senior management are our 2005 EPS as compared to return on equity targets and CFROC, as assessed and ranked to a group of companies within our peer group. Payout of the EPS goal is to be based on minimum, target and maximum levels of achievement. The corporate goals for all senior executives included in the 2005 bonus opportunities included goals related to safety, fleet downtime, marketing, human resource development and cost containment. The corporate goals were weighted at 70% of the bonus opportunity in an attempt to better align the executives’ interests with those of our shareholders.

Long–Term Incentives: Stock Options, Contingent Stock Options and Contingent Restricted Stock

     The long-term equity incentive component of our executive compensation program is designed to align executive and shareholder interests by rewarding executives for the attainment of a total shareholder return (“TSR”) and a cash flow return on capital that ranks favorably within our peer group. In years prior to 2003, we principally granted time-vested stock options to our executives as long-term equity incentives and occasionally granted time-vested restricted stock awards when specific results were achieved. In an effort to further align executive and shareholder interests, beginning in 2003 we fundamentally changed our equity awards through the granting of contingent stock options and contingent restricted stock based on company performance.

     The Committee currently intends to administer the long-term equity incentive program through annual grants of these contingent stock options, contingent restricted shares or contingent deferred units to designated executive officers and other key employees. Performance goals and maximum grant parameters are established by the Committee in the first quarter of the year. The committee may also make special awards including non-contingent awards to individual executives and other key employees during the year on a discretionary basis. The peer group of companies used to measure our relative TSR consists of 15 publicly traded companies with a focus on contract drilling and oilfield services. The peer group of companies used to measure our relative CFROC rank is a more narrowly defined group of 10 companies comprised primarily of contract drillers. Pursuant to the previously established performance goals and award parameters, in July 2004, the Committee made grants of contingent stock options and contingent restricted stock to executives and certain key employees, including Mr. Long, and contingent restricted stock grants to other key employees in order to further the goal of aligning the executives’ and key employees’ interests with those of our shareholders and to encourage management continuity. No time vested stock options were granted in 2004.

     Each executive officer is given a target grant opportunity based on the executive’s individual position and compensation survey data of our peer group. The executives are granted a combination of contingent stock options and contingent restricted shares or contingent deferred units that in total combined value approximate 1.75 times the median for our peer group, subject to the Committee’s discretion to grant more or fewer of such awards. Contingent awards are based upon a two-year performance period at the end of which the number of contingent shares/deferred units received and/or options retained is determined based on our performance relative to peer groups using TSR and CFROC rankings once the peer group information is publicly available. In general terms, performance resulting in the number one position of the relevant peer groups results in the executive retaining all of the contingent options and receiving all of the restricted shares. Conversely, performance generally within the approximate bottom third results in all contingent options being forfeited and no restricted stock/deferred units being received. Performance between these limits results in partial retention of the contingent options and partial receipt of the restricted stock/deferred units in correlation to the peer rankings. One-third of the earned award vests at the end of the performance period (year 2), with the remainder vesting in years 3 and 4.

     Based upon the above criteria, in July 2004, we granted Mr. Long 156,680 contingent options to purchase ordinary shares at an exercise price of $28.12 and 97,050 contingent restricted shares. Both the contingent option and contingent restricted share grants are subject to a two year performance period ending December 31, 2005, at which time the determination of how many of these options or shares to be retained by Mr. Long, if any, will be made on the basis of relative TSR and CFROC measures to peer groups.

Stock Ownership Guidelines

     The Committee believes that it is important for our executives to build and maintain a significant minimum equity stake in our company and that these ownership requirements should be an integral part of our performance-based grant program. Our ownership policy for executives only covers the restricted shares awarded under this program beginning with the 2003 grants. In order to sell any restricted shares granted under the program, our ownership policy requires executives to hold and maintain after the sale vested shares with a value equal to or greater than the following:

•	our Chief Executive Officer — five times annual base salary;

•	an Executive or Senior Vice President — three times annual base salary;

•	a Vice President or a Region Manager — two times annual base salary.

     Should the share price later decline whereby an executive falls below the required holdings, the executive is precluded from further sales of restricted shares granted under the program until such time as the executive again meets the ownership requirements. Ownership status by each executive shall be reviewed by the Committee on an annual basis. The Committee will consider the size of and/or eligibility for any future awards to any executive found to have knowingly violated the above requirements.

     For a discussion of our stock ownership guidelines for our directors, see “—Corporate Governance.”

Limitations on Deductibility of Non-Performance Based Compensation

     To the extent attributable to our U.S. subsidiaries and otherwise deductible, Section 162(m) of the U.S. Internal Revenue Code limits the tax deduction that our U.S. subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is “performance-based.” The Committee expects that all income recognized by executive officers upon the exercise of stock options and vesting of contingent restricted stock and deferred units granted in 2004 under the Long-Term Incentive Plan will qualify as performance-based compensation.

     Under the Long-Term Incentive Plan, the Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) of the U.S. Internal Revenue Code based on the achievement of objective performance goals. All of our executive officers are eligible to receive this type of award. The Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

Conclusion

     The Committee believes that the executive compensation philosophy that we have adopted effectively serves our interests and those of our shareholders. It is the Committee’s intention that the pay delivered to executives be commensurate with our performance.

     This report is issued as of February 10, 2005. Mr. Strachan was added to the Committee after issuance of the report.

Richard A. Pattarozzi, Chairman	Roberto L. Monti

Robert M. Sprague

Executive Compensation

     The table below shows the compensation during 2002, 2003 and 2004 of our Chief Executive Officer and our four most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at the end of 2004 and two former executive officers (the “named executive officers”).

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation Awards
		Annual Compensation					Securities
Name and				Other Annual		Restricted Stock	Underlying		All Other
Principal Position	Year	Salary($)	Bonus($)(1)	Compensation($)		Award($)(2)(3)	Options/SARs		Compensation($)(4)
J. Michael Talbert	2004	376,042	113,768	0		0	0		1,768,410	(7)
Chairman (5)	2003	475,000	0	0		0	0		1,887,880	(7)
	2002	851,042	735,000	0		0	200,000	(6)	2,318,844	(7)

Robert L. Long	2004	678,333	410,449	0		2,729,046	156,680	(3)(8)	800,364	(7)
President and	2003	627,000	0	0		2,061,488	212,540	(3)(9)	800,322	(7)
Chief Executive	2002	520,833	400,000	0		0	110,000	(5)	968,380	(7)
Officer

Jean P. Cahuzac	2004	410,000	206,737	43,343	(10)	1,182,727	67,900	(3)(8)	20,170
Executive Vice	2003	401,875	0	42,097	(10)	1,374,396	141,700	(3)(9)	63,744
President, Chief	2002	395,000	281,768	45,486	(10)	0	75,000	(5)	57,547
Operating Officer

Gregory L. Cauthen	2004	326,875	120,870	0		909,682	52,230	(3)(8)	15,301
Senior Vice	2003	309,167	73,118	0		1,030,744	106,270	(3)(9)	14,255
President and	2002	286,458	154,340	0		0	40,000	(5)	13,002
Chief Financial Officer

Eric B. Brown	2004	290,125	107,281	0		682,472	39,170	(3)(8)	424,974	(7)
Senior Vice	2003	282,750	66,870	0		549,716	56,680	(3)(9)	452,042	(7)
President,	2002	274,583	146,380	0		0	35,000	(5)	479,175	(7)
General Counsel and Corporate Secretary

					Long-Term
					Compensation Awards
		Annual Compensation					Securities
Name and				Other Annual	Restricted Stock		Underlying		All Other
Principal Position	Year	Salary($)	Bonus($)(1)	Compensation($)	Award($)(2)(3)		Options/SARs		Compensation($)(4)
Barbara S. Wood (11)	2004	219,000	58,895	0	218,492		12,540	(3)(8)	327,645	(7)
Vice President	2003	216,833	37,295	0	240,620		24,800	(3)(9)	349,261	(7)
and Chief	2002	215,000	96,234	0	0		15,000	(5)	370,030	(7)
Information Officer

Jan Rask (12)	2004	517,280	458,720	0	0	(12)	0	(12)	23,198	(12)
President and	2003	530,000	0	0	0		0		2,347	(12)
Chief Executive	2002	242,917	194,103	0	0		0		0
Officer of TODCO

(1)	The amount shown as “Bonus” for a given year includes amounts earned with respect to that year but paid in the first quarter of the following year.

(2)	Represents the dollar value of an opportunity to be awarded shares of restricted stock based on the closing market price of our ordinary shares on the date the opportunity was granted, assuming full vesting of the shares subject to the opportunity. The actual number of restricted shares that are awarded is subject to performance-based conditions and could range from none to all of the shares subject to the opportunity. Performance within the approximate bottom third of the respective peer groups results in no restricted stock being received. One-third of the shares that are awarded, if any, vest at the end of a two-year performance period, and the remainder vest after years three and four. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.” The opportunity granted for each pertinent year is set forth in the table below:

Grant Year	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mrs. Wood
2004	24,270	42,060	32,350	97,050	7,770

2003	25,930	64,830	48,620	97,240	11,350

For a discussion of the compensation expense associated with these contingent awards, see footnote (3) below.

(3)	The value shown in the Summary Compensation Table above for restricted stock and the number of options granted does not give effect to contingencies associated with satisfaction of the performance-based conditions and vesting of the awards. The tables below reflect, for both restricted stock and options, the sum of (1) the amount of compensation expense associated with the specified awards through December 31, 2004 as reflected in our financial statements in accordance with Statement of Financial Accounting Standards 123 and (2) the additional amount of such compensation expense associated with such awards that will be accrued over the remaining vesting period of the awards assuming that the employee remains throughout the vesting period and there is no further change in expectations or in the applicable discount rates (“Financial Statement Compensation Expense”).

For restricted stock grants, both the historical and future portions of this expense (which accrue in our financial statements over the vesting period of the award) include a discount factor to the value of the restricted stock at the date of grant that is intended to reflect uncertainties of the achievement of the performance goals. The discount factor for one component of the performance goals—Total Shareholder Return—is set at the time of grant and does not change regardless of later changes in expectations relating to, or even the actual achievement of the goals. The discount factor for the other component—Cash Flow Return on Capital— is updated over the two-year determination period for the performance goals. Similarly, for our performance based options, we take the estimated fair value at the date of each option grant using the Black Scholes option pricing model and we then apply the same discounts and updates as described above.

The amount of such Financial Statement Compensation Expense can be less than or greater than the value of awards at the time of payout depending upon, among other things, the value of our shares at such time, the degree of achievement of the performance goals and whether the award vests and the effect of the discount rate. The Financial Statement Compensation Expense in the table below reflects the expense associated with the awards granted in each fiscal year, regardless of the period in which it is expensed. See also note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K for information on our stock-based compensation accounting policies.

Restricted Stock

Award Grant in
Fiscal Year	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mrs. Wood
2004	418,173	724,709	557,395	1,672,212	133,879

2003	225,631	564,121	423,069	846,138	98,762

Options

Award Grant in
Fiscal Year	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mrs. Wood
2004	270,155	468,317	360,237	1,080,644	86,491

2003	149,175	372,921	279,682	559,364	65,271

(4)	With respect to 2004, the amounts shown as “All Other Compensation” for the named executive officers other than Mr. Rask include the following:

	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Talbert	Mrs. Wood
Matching contributions under the Savings Plan	$9,225	$ 9,225	$9,221	$ 9,225	$ 9,225	$9,225

Contributions under the Supplemental Benefit Plan	$4,715	$10,945	$6,080	$25,445	$16,494	$1,487

For a description of the amounts shown as “All Other Compensation” for Mr. Rask, see footnote (12) below.

(5)	Mr. Talbert was our executive Chairman of the board of directors until October 2004 and is now our non-executive Chairman of the board of directors. For a discussion of his compensation as a director, see “—Compensation of Directors.”

(6)	Represents time vested options to purchase our ordinary shares at fair market value on the date of the grants.

(7)	In addition to the items listed in footnote (4), includes payments described below to the respective named executive officer in connection with the change of control provisions in their former employment agreements (See “—Employment Agreements”):

Year	Mr. Brown	Mr. Long	Mr. Talbert	Mrs. Wood
2004	$411,034	$765,693	$1,768,410	$317,535

2003	$438,648	$769,298	$1,858,728	$338,867

2002	$466,263	$942,509	$2,272,943	$360,200

(8)	Represents contingent options to purchase ordinary shares (156,680 for Mr. Long, 67,900 for Mr. Cahuzac, 52,230 for Mr. Cauthen, 39,170 for Mr. Brown and 12,540 for Mrs. Wood), in each case at the fair market value on the date of grant. The actual number of contingent options that vest is subject to performance-based conditions and could range from none to all of the options. Performance within the approximate bottom third of the respective peer groups results in all contingent options being forfeited. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.”

For a discussion of the compensation expense associated with these contingent awards, see footnote (3) above.

(9)	Represents time vested options to purchase ordinary shares (53,140 for Mr. Long, 35,430 for Mr. Cahuzac, 26,570 for Mr. Cauthen, 14,170 for Mr. Brown and 6,200 for Mrs. Wood) and contingent options to purchase ordinary shares (159,400 for Mr. Long, 106,270 for Mr. Cahuzac, 79,700 for Mr. Cauthen, 42,510 for Mr. Brown and 18,600 for Mrs. Wood), in each case at the fair market value on the date of grant. The actual number of contingent options that vest is subject to performance-based conditions and could range from none to all of such options. Performance within the approximate bottom third of the respective peer groups results in all contingent options being forfeited. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.”

For a discussion of the compensation expense associated with these contingent awards, see footnote (3) above.

(10)	For the years 2004, 2003 and 2002, includes payments to Mr. Cahuzac relating to school fees ($37,479, $34,463, and $30,192, respectively) and home country travel entitlement ($5,864, $7,635 and $14,172, respectively).

(11)	Mrs. Wood is no longer one of our executive officers.

(12)	Mr. Rask began his employment on July 16, 2002 with TODCO, a publicly traded drilling company in which we owned a majority interest until December 22, 2004. Mr. Rask is no longer one of our executive officers since we now hold a minority interest in TODCO. Mr. Rask did not receive any long-term compensation awards from Transocean, but TODCO granted him an option to purchase 1,200,000 shares of TODCO class A common stock and 156,796 restricted shares of TODCO class A common stock, as described in “—Employment Agreements—Jan Rask Agreement.” The amounts shown as “All Other Compensation” for Mr. Rask include TODCO savings plan contributions ($17,175 in 2004 and $1,987 in 2003).

Options Granted

     The table below contains information with respect to options to purchase our ordinary shares granted to the named executive officers in 2004.

OPTION/SAR GRANTS IN 2004

						Potential Realizable
			Individual Grants			Value at
			% of Total			Assumed Annual Rates
	Number of		Options/SARs			of Company
	Securities		Granted to			Share Price
	Underlying		Company	Exercise		Appreciation for Option
	Options/SARs		Employees in	Price	Expiration	Term (10 Years)
Name	Granted		2004	($ /share)	Date (1)	5% (2)	10% (2)
J. Michael Talbert	0		0	—	—	$0	$0
Robert L. Long	156,680	(3)	11	$28.12	7/7/14	$2,770,810	$7,021,777
Jean P. Cahuzac	67,900	(3)	5	$28.12	7/7/14	$1,200,779	$3,043,009
Gregory L. Cauthen	52,230	(3)	4	$28.12	7/7/14	$923,662	$2,340,742
Eric B. Brown	39,170	(3)	3	$28.12	7/7/14	$692,703	$1,755,444
Barbara S. Wood	12,540	(3)	1	$28.12	7/7/14	$221,764	$561,993
Jan Rask	0		0	—	—	$0	$0

(1)	The options are subject to termination prior to their expiration date in some cases where employment is terminated.

(2)	These columns show the gains the named executives and all of our shareholders could realize if our shares appreciate at a 5% or 10% annualized rate. These growth rates are arbitrary assumptions specified by the Securities and Exchange Commission, not our predictions.

(3)	Represents contingent, performance-based options to purchase ordinary shares. The actual number of contingent options that vest is subject to performance-based conditions and could range from none to all. Performance within the approximate bottom third of the respective peer groups results in all contingent options being forfeited. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.”

Aggregate Option Exercises

     The following table shows information concerning options to purchase our ordinary shares the named executive officers exercised during 2004, and unexercised options they held as of December 31, 2004:

AGGREGATED OPTION EXERCISES IN 2004 AND 2004 YEAR-END OPTION VALUE

			Number of Securities
			Underlying			Value of Unexercised,
	Shares		Unexercised Options			In-the-Money Options
	Acquired on	Value	at Fiscal Year End			at Fiscal Year End
Name	Exercise	Realized	Exercisable	Unexercisable		Exercisable(1)	Unexercisable
J. Michael Talbert	78,060	$1,522,170	827,400	0		$8,523,424	$0
Robert L. Long	0	$0	244,333	89,807		$2,710,486	$1,790,678
Jean P. Cahuzac	8,333	$168,576	211,928	60,431	(2)	$1,896,281	$1,173,702
Gregory L. Cauthen	0	$0	35,833	33,237	(2)	$0	$653,623
Eric B. Brown	18,284	$362,055	98,083	25,837	(2)	$839,732	$458,817
Barbara S. Wood	0	$0	60,800	11,200	(2)	$414,452	$199,328
Jan Rask	0	$0	0	0		0	0

(1)	The value of each unexercised in-the-money option is equal to the difference between $42.39, which was the closing price of our ordinary shares on December 31, 2004, and the exercise price of the option.

(2)	Consist entirely of contingent, performance-based options to purchase ordinary shares. The actual number of contingent options that vest is subject to performance-based conditions and could range from none to all. Performance within the approximate bottom third of the respective peer groups results in all contingent options being forfeited. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.”

Defined Benefit Plans

     We maintain a U.S. Retirement Plan for our qualifying employees and officers and those of participating subsidiaries. In general, we base annual retirement benefits on average covered compensation for the highest five consecutive years of the final ten years of employment and years of service. We include salaries and bonuses as covered compensation under the U.S. Retirement Plan. We do not include (1) amounts relating to the grant or vesting of restricted shares, the exercise of options and SARs, and receipt of tax-offset supplemental payments with respect to options, SARs or restricted shares, or (2) employer contributions under our Savings Plan or our Supplemental Retirement Plan.

     The maximum annual retirement benefit under our U.S. Retirement Plan is generally 60% of the participant’s average covered compensation minus 19.5% of his or her covered social security earnings. The eligible survivors of a deceased U.S. Retirement Plan participant are entitled to a survivor’s benefit under the plan.

     Eligible participants in our U.S. Retirement Plan and their eligible survivors are entitled to receive retirement and survivors benefits that would have been payable under the U.S. Retirement Plan but for the fact that benefits payable under funded pension plans are limited by U.S. tax laws. As a general rule, during 2004, the U.S. tax laws limited annual benefits under tax-qualified retirement plans to $165,000, subject to reduction in some cases, and required those plans to disregard any portion of the participant’s 2004 compensation in excess of $205,000. A participant may choose to have these benefits paid either as a life annuity or in a cash lump sum upon termination of employment.

     Mr. Cahuzac is a non-U.S. citizen and participated in a defined contribution international retirement plan. Effective January 1, 2004, he began participation in our U.S. Retirement Plan. Mr. Rask does not participate in our U.S. Retirement Plan or our Supplemental Retirement Plan.

     Mr. Talbert retired from our company on October 16, 2004. Effective November 1, 2004, he commenced receiving annuity payments from the U.S. Retirement Plan in the amount of $2,867.87 monthly. He also received a lump sum payment of $3,310,185 under the Supplemental Retirement Plan.

     The following table shows the estimated pension benefits payable under the pension plan and the supplemental benefit plan at age 65 based on compensation that is covered by the pension plan and the supplemental benefit plan, years of service with us and the payment in the form of a lifetime annuity:

Final Average	Years of Service
Earnings	10	15	20	25	30	35

$ 100,000	$20,000	$30,000	$40,000	$50,000	$60,000	$60,000
$ 300,000	$60,000	$90,000	$120,000	$150,000	$180,000	$180,000
$ 500,000	$100,000	$150,000	$200,000	$250,000	$300,000	$300,000
$ 700,000	$140,000	$210,000	$280,000	$350,000	$420,000	$420,000
$ 900,000	$180,000	$270,000	$360,000	$450,000	$540,000	$540,000
$1,100,000	$220,000	$330,000	$440,000	$550,000	$660,000	$660,000
$1,300,000	$260,000	$390,000	$520,000	$650,000	$780,000	$780,000
$1,500,000	$300,000	$450,000	$600,000	$750,000	$900,000	$900,000
$1,700,000	$340,000	$510,000	$680,000	$850,000	$1,020,000	$1,020,000
$1,900,000	$380,000	$570,000	$760,000	$950,000	$1,140,000	$1,140,000

     Annual benefits are shown before deduction of 6.5% of average covered social security earnings after 10 years of service, 9.75% after 15 years of service, 13.0% after 20 years of service, 16.25% after 25 years of service, and 19.25% after 30 or more years of service.

     The Final Average Earnings as of December 31, 2004 and years of credited service under the pension plan and the supplemental benefit plan for the applicable named executive officer are:

	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Talbert	Mrs. Wood
Final Average Earnings	$391,602	$410,000	$362,897	$940,402	$1,497,603	$294,421

Years of Credited Service	9.92	1.0	3.58	29.50	10.12	22.75

Performance Graph

     The graph below compares the cumulative total shareholder return of (1) our ordinary shares, (2) the Standard & Poor’s 500 Stock Index and (3) the Simmons & Company International Upstream Index over our last five fiscal years. The graph assumes that $100 was invested in our ordinary shares and each of the other two indices on December 31, 1999, and that all dividends were reinvested on the date of payment.

CUMULATIVE TOTAL SHAREHOLDER RETURN

Indexed Total Shareholder Return
December 31, 1999—December 31, 2004

	December 31,
	1999	2000	2001	2002	2003	2004
Transocean	100.00	136.84	101.25	69.94	72.34	126.91
S&P500	100.00	90.90	80.09	62.39	80.29	89.02
Simmons Upstream Index	100.00	169.81	126.92	121.69	140.14	202.43

Change of Control Provisions of Benefit Plans

     Some of our benefit plans provide for the acceleration of benefits in the event of a change of control of our company. A change of control generally includes acquisitions of beneficial ownership of 20% or more of our ordinary shares, changes in board composition and certain merger and sale transactions.

     Upon the occurrence of a change of control, all outstanding restricted shares and deferred units actually granted under the Long-Term Incentive Plan will immediately vest and all options and SARs granted under the Long-Term Incentive Plan to outside directors or held by then-current employees will become immediately exercisable. Certain employees granted performance-based awards of shares of restricted stock or deferred units in 2004 will become vested in 50% of the shares subject to the awards upon the occurrence of a change of control. In addition, the executive compensation committee may provide that if a SAR is exercised within 60 days of the occurrence of a change of control, the holder will receive a payment equal to the excess over the amount otherwise due of the highest price per ordinary share paid during the 60-day period prior to exercise of the SAR. The executive compensation committee also may provide that the holder is entitled to a supplemental payment on that excess. Those payments are in addition to the amount otherwise due on exercise. Also, upon the occurrence of a change of control, the participant will become vested in 100% of the maximum performance award he could have earned under our Performance Award and Cash Bonus Plan for the proportionate part of the performance period prior to the change of control and will retain the right to earn out any additional portion of his award if he remains in our employ.

     The Sedco Forex merger constituted a change of control under our Long-Term Incentive Plan and Performance Award and Cash Bonus Plan.

Severance Policy

     We adopted a severance benefit policy for our executives effective as of February 9, 2005. The policy applies to employees holding a job title of vice president or higher, which currently includes approximately 15 persons. The benefits under the policy are not available to any executives who enter into separate severance agreements with us after February 9, 2005. Under the policy, any executive who is terminated for our convenience (as determined in the sole discretion of the Executive Compensation Committee) will be entitled to the following:

•	a cash payment for his base salary up to the date of termination;

•	a cash payment of a pro rata share of his bonus opportunity up to the date of termination at the then projected year-end rate of payout, in an amount, if any, determined by the Executive Compensation Committee in its sole discretion;

•	a cash payment equal to his annual base salary in effect at the date of termination; and

•	certain outplacement services not to exceed a cost to us of 5% of the base annual salary of the executive.

     An executive is required to sign a release in favor of Transocean in order to receive benefits under the policy.

     Any executive terminated under the provisions of this policy will also be deemed to have been terminated for our convenience for purposes of any awards under our long-term incentive plan. Currently, our performance-based option awards and our contingent restricted ordinary share awards provide that a holder of an award who is terminated for our convenience before the end of a performance period will be granted a pro rata share of the total potential award to the date of termination, and our time vested equity awards provide all unvested time vested awards vest in the event the participant is terminated for our convenience.

Employment Agreements

     Agreements Triggered by Sedco Forex Merger. During September and October 2000, we entered into agreements with some of our executive officers, including Messrs. Talbert, Long and Brown and Mrs. Wood. These agreements replaced agreements entered into prior to the Sedco Forex merger. The prior agreements provided that the occurrence of a change in control triggered employment agreements which contained provisions that allowed executives to leave for any reason during a specified period following the change of control and receive the payments defined in the employment agreements, which generally guaranteed a minimum salary and bonus for a period of three years. The Sedco Forex merger triggered these provisions, and as a result, the executives could have left for any reason during January 2001 and received the payments under the employment agreements. In order to induce the executives to remove such right and remain with our company, we offered the executives either (a) a cash payment equivalent to the amount otherwise due under the employment agreement as if the executive left in January 2001 to be vested and paid, with interest, over a three year period in equal annual installments commencing January 2002, in exchange for termination of the employment agreement (such amounts would become payable if the executive remained employed, and would become payable in a lump sum if the executive’s termination occurred due to death, disability or termination without cause, or due to certain reductions in authority or base salary), or (b) an extension of the existing employment agreement for three years beyond the current one month trigger period with a first term of 18 months during which the employee commits to remain with our company, followed by an additional term of 18 months (commencing July 1, 2002) during which the employee can self trigger the payment rights to predetermined amounts, with interest, under the employment agreement by terminating his or her employment. Mr. Brown and Mrs. Wood entered into agreements described in clause (a) of the foregoing sentence, and Messrs. Talbert and Long entered into agreements described in clause (b) of the foregoing sentence. None of the replacement agreements contain change of control provisions. The agreements with Messrs. Talbert and Long provide that in the event the payments called for under the agreement would subject the executive to an excise tax under Section 4999 of the U.S. Internal Revenue Code, the executive will be entitled to receive an additional “gross-up” payment in some circumstances.

     Mr. Brown received payments of $466,263, $438,648 and $411,034 in 2002, 2003 and 2004, respectively, under the provisions described in the preceding paragraph, and Mrs. Wood received payments of $360,200, $338,867 and $317,535 in the same periods.

     In May 2002, Mr. Long entered into an agreement revoking his employment agreement described above, which had provided him a right to leave for any reason and receive his change of control payments. The new agreement provides for a cash payment of $2,142,756 to be vested and paid, with interest, over a three year period in equal annual installments beginning June 1, 2002. The amount of this payment is approximately equal to the amount Mr. Long would have been entitled to receive under his employment agreement if his employment had been terminated in January 2001.

     In October 2002, in connection with the change in his duties with our company, Mr. Talbert entered into an agreement revoking his employment agreement described above, which had provided him a right to leave for any reason and receive his change of control payments. The new agreement provides for the reduction in his annual salary to $475,000 and a cash payment of $4,877,593 to be vested and paid, with interest, over a three year period in equal annual installments beginning October 2002. The amount of this payment is approximately equal to the amount Mr. Talbert would have been entitled to receive under his prior employment agreement if his employment had been terminated in January 2001. Pursuant to the agreement, Mr. Talbert resigned as executive Chairman of the Board in October 2004 but remained on the board as non-executive Chairman. Upon Mr. Talbert’s resignation as executive Chairman in October 2004, he ceased receiving an annual salary under the agreement.

     All scheduled payments have now been made under these agreements to Messrs. Talbert, Long and Brown and Mrs. Wood, and none of these individuals is a party to any other employment agreement with us. Neither Mr. Cahuzac nor Mr. Cauthen is a party to an employment agreement with us.

     The charter of the executive compensation committee has now been changed to prohibit “single-trigger” change of control employment agreements that are triggered solely by a change of control.

     Jan Rask Agreement. TODCO was a wholly-owned subsidiary of ours until its initial public offering in February 2004. As a result of additional offerings completed in September and December 2004, we now own a 22 percent interest in TODCO. TODCO entered into an employment agreement with Mr. Rask effective as of July 16, 2002, as amended on December 12, 2003, to serve as Chief Executive Officer and President of TODCO in exchange for specified compensation and benefits. The initial term of his employment agreement ends on January 16, 2007. Afterwards, the agreement automatically renews for an additional one-year term on each anniversary of the effective date of the agreement unless either party gives at least a six-month advance written notice of nonrenewal. Mr. Rask’s employment agreement calls for a minimum base salary of $530,000 per year, which will be reviewed at least annually and may be increased afterwards. The agreement also affords Mr. Rask the opportunity to receive an annual discretionary bonus that is tied to his achievement of specified performance objectives established by TODCO’s board of directors. Mr. Rask’s annual discretionary bonus is calculated by multiplying his percentage of attained objectives by his annual target bonus, which is a specified percentage of his base salary. For each year of the initial term of his employment agreement, Mr. Rask’s annual target bonus will be no less than 70% of his base salary. Under the agreement, Mr. Rask also is eligible to receive stock option awards at the discretion of TODCO’s board of directors and is entitled to participate in TODCO’s applicable incentive, savings, retirement and welfare plans and to receive specified perquisites.

     Under the employment agreement, Mr. Rask received a nonqualified stock option to purchase 1,200,000 shares of TODCO class A common stock immediately after the closing of the initial public offering of TODCO. The exercise price of the shares subject to the option, $12.00, is equal to the price to the public for the shares sold in the offering. The option has a ten-year term (except in the case of Mr. Rask’s termination) and one-half of the shares subject to the option became exercisable on February 10, 2004, the closing date of the offering. The remaining shares subject to the option become exercisable the first two anniversaries of the closing date of the offering in equal increments. In addition to the option, Mr. Rask received 156,496 restricted shares of TODCO class A common stock. The restricted shares vest on July 16, 2005. The option and restricted shares are subject to the other terms and conditions, consistent with the foregoing, of TODCO’s incentive plan and the applicable award agreement.

     Under the employment agreement, if Mr. Rask voluntarily terminates his employment (other than in connection with a “change in control” as defined in the agreement) with 90 days’ advance written notice or if his employment is terminated due to death or disability, he will receive his unpaid base salary through his termination date, any bonus payable for the relevant year and any other benefits to which he has a vested right. Additionally, in the event of a termination due to death or disability, the option and restricted shares awarded to him, will fully vest and the option will remain exercisable for its full term.

     Upon termination of his employment by TODCO (except under limited circumstances defined as for “cause” in the agreement), Mr. Rask will receive (1) his unpaid base salary for his remaining employment term (which includes the initial term and any renewals), (2) any bonus payable for the relevant year, (3) full vesting of the option awarded to him and exercisability through its full term, (4) full vesting of restricted shares awarded to him and (5) any other benefits to which he has a vested right.

     In the event of a termination of his employment by TODCO (except under limited circumstances defined as for “cause” in the agreement) or by Mr. Rask for specified reasons, such as his removal from the position of Chief Executive Officer and President of TODCO, or the assignment to him of duties materially inconsistent with his position with TODCO (for “good reason”), within the 18-month period immediately following a “change in control” as defined in the agreement (a “change in control termination”), Mr. Rask will be entitled to receive (1) three times his annual compensation for the year of termination (which is the sum of his base salary and his annual target bonus, or, if greater, the highest bonus paid to him under the agreement during the most recent 36-month period), (2) any bonus payable for the relevant year, (3) continuation of specified welfare benefits for three years, (4) full vesting of the option awarded to him, and exercisability through its full term, and (5) full vesting of restricted shares awarded to him.

     The employment agreement also provides for covenants limiting competition with TODCO, or any of its affiliates, and limiting solicitation for employment of any of TODCO’s employees, or any employees of its affiliates, for 18 months following a change in control termination or for one year following any other termination of employment and a covenant to keep specified nonpublic information relating to TODCO, or any of its affiliates, confidential. With respect to any payment or distribution to Mr. Rask the agreement provides for a tax gross-up payment designed to keep him whole with respect to any taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

     The members of the executive compensation committee of the board of directors during the last completed fiscal year were Mr. Pattarozzi, Chairman, Mr. Loyd, who has since retired, and Messrs. Monti and Sprague. There are no matters relating to interlocks or insider participation that we are required to report.

CERTAIN TRANSACTIONS

     We own a 50 percent interest in an unconsolidated joint venture company, Overseas Drilling Limited (“ODL”), which owns the drillship Joides Resolution. Siem Offshore Inc. (formerly known as DSND Inc.) owns the other 50 percent interest in ODL. Our director, Kristian Siem, is the chairman of Siem Offshore Inc. and is also a director and officer of ODL. We provide operational and management services to ODL, and we earned $2.4 million for these services in 2004. ODL also reimburses us for costs which we incur in connection with these services, and we were reimbursed $4.8 million for these services in 2004. ODL also distributed dividends of approximately $10.6 million to us in 2004. Mr. Siem is also chairman and chief executive officer of Siem Industries, Inc., which owns an approximate 45 percent interest in Siem Offshore Inc.

PROPOSAL TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN

Description of the Proposal

     Our board of directors has unanimously adopted a resolution to submit to a vote of our shareholders a proposal to amend our Employee Stock Purchase Plan to increase the number of ordinary shares reserved for issuance under the stock purchase plan from 2,500,000 to 3,500,000. The purpose of our stock purchase plan is to encourage and assist our employees to acquire an equity interest in our company through the purchase of ordinary shares, and it is designed to qualify for the favorable U.S. tax treatment afforded by Section 423 of the U.S. Internal Revenue Code. Our board of directors believes the stock purchase plan is achieving its purpose, and desires to have sufficient shares authorized for issuance under the plan to continue participation by our employees. We currently have 390,437 authorized shares remaining for issuance under the plan, and, based on current enrollment, we do not believe we would have a sufficient number of shares available at the end of the current plan year to meet the participants’ purchase needs. The stock purchase plan will terminate after all of our ordinary shares covered by the stock purchase plan have been purchased, unless our board of directors terminates the plan earlier.

     Our board of directors unanimously recommends a vote “FOR” the proposal to approve the amendment to our employee stock purchase plan.

Principal Provisions of the Employee Stock Purchase Plan

     The following summary of the employee stock purchase plan is qualified by reference to the full text of the proposed amended and restated plan, which is attached as Appendix A to this proxy statement.

     Under the stock purchase plan, all full-time employees of Transocean Inc. and any subsidiary that has, with the consent of Transocean Inc.’s board of directors, adopted the stock purchase plan who do not own, or hold options to acquire, five percent or more of the total combined voting power or value of our ordinary shares, are eligible to participate in the stock purchase plan. Participants in the stock purchase plan may purchase our ordinary shares through payroll deductions on an after-tax basis over a plan year beginning on each January 1 and ending on the following December 31 during the term of the stock purchase plan. A participant’s right to participate in the stock purchase plan terminates immediately when a participant ceases to be employed by us. An employee may elect to participate in the stock purchase plan as of any January 1 following his or her completion of six consecutive months of employment. A participant may elect to make contributions each pay period in an amount not less than two percent of the participant’s monthly compensation, with no dollar minimum, subject to a monthly limitation equal to twenty percent of his base monthly earnings or such other amount established by the finance and benefits committee of our board of directors, taking into account a “maximum share limitation.” The maximum share limitation is the number of ordinary shares derived by dividing $25,000 by the fair market value, as defined below, of ordinary shares determined as of the first trading day of the plan year. The contributions will be held in trust during a plan year, and interest will be credited to the participant’s account. Unless a participant elects otherwise, the dollar amount in the participant’s account at the end of the plan year will then be used to purchase as many whole ordinary shares as the funds in his or her account will allow subject to the maximum share limitation. The purchase price for the stock will be 85 percent of the lesser of (1) its fair market value on the first trading day of the plan year or (2) its fair market value on the last trading day of the plan year. “Fair market value” means the closing composite sales price per ordinary share on the New York Stock Exchange on the applicable date. Any cash remaining in the participant’s account is refunded to the participant unless the finance and benefits committee of the board of directors decides, in its discretion, to carry over the excess enrollments to the following plan year.

     If the participant elects not to purchase ordinary shares at the end of the plan year, such participant will receive a return of his or her payroll deductions during the plan year plus the interest accrued on such deductions. At the end of each plan year, participants will receive a statement of their account balances, including interest earned and the number of whole ordinary shares purchased and in the accounts. Any dividends on ordinary shares held in a participant’s account will be credited to his or her account. A participant may elect to withdraw his or her entire contributions for the current year from the stock purchase plan at any time prior to the purchase of our ordinary shares. Any participant who so elects will receive his or her entire account balance, including interest and dividends, if any. A participant who suspends his or her payroll deductions or withdraws contributions cannot resume participation in the stock purchase plan during that plan year and must reenroll in the stock purchase plan the following year in order to participate. A participant may also elect at any time to withdraw ordinary shares held in his or her account for at least one year. Although the plan provides that a participant may not sell ordinary shares held in the participant’s account for less than three months, this restriction has been waived by the finance and benefits committee. In the event of a participant’s death, amounts credited to his or her account, including interest and dividends, if applicable, will be paid in cash, and a certificate for any ordinary shares will be delivered to his or her designated beneficiaries or other legal representative.

     Our board of directors generally may amend or terminate the stock purchase plan at any time, provided that approval of our shareholders must be obtained for any amendment to the stock purchase plan if required under Section 423 of U.S. Internal Revenue Code or any other applicable law or regulation. Section 423 of the U.S. Internal Revenue Code currently requires shareholder approval of a plan amendment that would change the number of shares reserved for issuance under the stock purchase plan. The shares to be issued pursuant to the stock purchase plan may be ordinary shares held in treasury or authorized but unissued ordinary shares.

     The amount and type of awards to be granted in the future under the stock purchase plan to the named executive officers, to all executive officers as a group and to all other employees are not currently determinable.

U.S. Federal Income Tax Consequences

     The following is a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of the ordinary shares purchased under the stock purchase plan. The discussion is general in nature and does not take into account a number of considerations that may apply based on the circumstances of a particular participant under the stock purchase plan, including the possibility that a participant may not be subject to U.S. federal income taxation. When the term “we,” “our” or “our company” is used in this section, the term is understood to mean a principal U.S. operating subsidiary of Transocean.

     The stock purchase plan is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the U.S. Internal Revenue Code. A participant under the stock purchase plan is not subject to U.S. federal income taxation when ordinary shares are purchased under the plan, even though such shares are purchased at 85% of the lesser of the fair market value on the first trading day of the calendar year or the fair market value on the last trading day of the calendar year. A participant, however, will recognize taxable ordinary income upon disposition of the ordinary shares acquired under the stock purchase plan if such shares are disposed of in a “disqualifying disposition,” which is a disposition of the shares before the later of (1) two years from the date a right to purchase stock was issued under the plan or (2) one year from the date that shares acquired under the plan were transferred to the participant. This taxable income will be recognized in the year of the disqualifying disposition and will equal the amount by which the fair market value of the shares on the purchase date exceeds the purchase price of the shares, but in no event will the income recognized exceed the sales proceeds for such shares reduced by the purchase price for such shares. Any additional gain or loss recognized on the disqualifying disposition of the shares will be short-term or long-term capital gain or loss, depending on the length of time the participant has held the shares after the exercise of the purchase right. If a participant sells or otherwise disposes of his or her shares after the above holding period so that there is no disqualifying disposition or in the event of a participant’s death (whenever occurring), the participant (or the participant’s estate in the event of death) would realize ordinary income, in the year of the qualifying disposition, equal to the lesser of (1) the excess of the fair market value of the shares at the time of the disposition over the purchase price or (2) the excess of the fair market value of the shares at the time the purchase right was granted over the purchase price. Any additional gain or loss recognized on the qualifying disposition of the shares will be long-term capital gain or loss. If a participant sells the ordinary shares acquired under the stock purchase plan, assuming there is no disqualifying disposition, any difference between the amount realized in the sale and the participants’ tax basis in the shares (which would include any ordinary income recognized with respect to the shares) is taxed as long-term or short-term capital gain or loss, provided the shares are held as a capital asset on the date of sale, and depending on the participant’s holding period for the shares.

     We are entitled to a deduction for U.S. federal income tax purposes for dispositions of shares acquired by a participant in the stock purchase plan only to the extent that the participant realizes ordinary income as a result of a disqualifying disposition of shares acquired under the stock purchase plan. Any such deduction is subject to the limitations of Section 162(m) of the U.S. Internal Revenue Code.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2004.

Number of securities
remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities
	warrants and rights	rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1) (2) (3)	15,321,338	$28.32	9,524,305

Equity compensation plans not approved by security holders (4)	—	—	—

Total	15,321,338	$28.32	9,524,305

(1)	Includes 6,520,018 shares to be issued upon exercise of options with a weighted average exercise price of 23.64 that were granted under (a) our Sedco Forex Employees Option Plan in connection with the Sedco Forex merger, which was approved by our shareholders, and (b) equity compensation plans of R&B Falcon assumed by us in connection with the R&B Falcon merger, which was approved by our shareholders.

(2)	In addition to stock options, we are authorized to grant awards of restricted stock under our Long Term Incentive Plan, and 4,447,991 ordinary shares are available for future issuance pursuant to grants of restricted stock under this plan.

(3)	Includes 1,217,314 contingent, performance-based options and 1,489,703 shares relating to contingent, performance-based restricted share awards in 2003 and 2004 that are earnable based on the achievement of certain performance targets. The actual number of options retained and restricted shares to be issued will be determined upon completion of the two-year performance period.

(4)	Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors may defer any fees or retainers by investing those amounts in Transocean ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the ordinary share equivalents at the time of distribution are distributed in ordinary shares. There is no limit on the number of shares directors may acquire under this plan. As of December 31, 2004, our directors had purchased 18,256 Transocean ordinary share equivalents under this plan.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the 2005 calendar year. Ernst & Young LLP served as our independent registered public accounting firm for the 2004 calendar year. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Audit Committee recommended that this appointment be submitted to our shareholders for approval. Approval of our appointment of Ernst & Young LLP to serve as independent registered public accounting firm for the year 2005 requires the affirmative vote of holders of at least a majority of the ordinary shares present in person or by proxy at the meeting and entitled to vote on the matter. If the shareholders do not approve the appointment of Ernst & Young LLP, our Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the annual general meeting with the opportunity to make a statement if so desired and to respond to appropriate questions.

FEES PAID TO ERNST & YOUNG LLP

     Ernst & Young LLP Audit Fees for each of the fiscal years 2004 and 2003 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2004 and 2003 are as follows, as described below:

		Audit-Related		Total of
	Audit Fees (1)	Fees (2)	Tax Fees (3)	All Other Fees (4)
Fiscal year 2004	$6,238,012	$562,888	$1,984,788	—
Fiscal year 2003	$1,885,166	$1,080,696	$1,928,942	$8,000

(1)	The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations. It includes approximately $4.1 million of fees related to the Section 404 attestation of management reports on internal controls for the fiscal year 2004.

(2)	The audit-related fees include TODCO audits and related accounting consultations until its deconsolidation, other non-statutory audits of subsidiaries or companies in which we have an investment, other accounting consultations and employee benefit plan audits.

(3)	Tax fees were for tax preparation, compliance and tax advice. We incurred approximately $0.9 million and $1 million of tax compliance and preparation fees for the years 2004 and 2003, respectively.

(4)	“All other fees” incurred in 2003 were those for the provision of temporary offices and office services.

     The audit committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm, subject to some de minimis exceptions for non-audit services which are approved by the audit committee prior to the completion of the annual audit. No non-audit services were performed under the de minimis exception during 2004. The audit committee has considered whether the provision of services rendered in 2004 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

     The audit committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the audit committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12 month period following the advance approval, the audit committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The audit committee has given advance approval for specified audit, audit-related and tax services for 2005. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.

HOUSEHOLDING

     The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

     As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our corporate secretary at Eric B. Brown, Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046, telephone number (713) 232-7500. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2004 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

2004 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     At our last Annual General Meeting held on May 13, 2004, our shareholders:

•	elected Robert L. Long, Martin B. McNamara, Robert M. Sprague and J. Michael Talbert as directors;

•	approved the amendment of our Long-Term Incentive Plan to (1) increase the number of ordinary shares reserved for issuance to employees under the plan from 18,900,000 to 22,900,000, (2) increase the number of ordinary shares that may be issued to employees under the plan as restricted shares or deferred units from 2,000,000 to 6,000,000, (3) provide for the award of deferred units, (4) replace automatic awards to outside directors with discretionary awards that are determined by our board, (5) restate the performance criteria specified in the plan for certain types of awards, (6) allow net share counting in determining the number of shares available for issuance under the plan and (7) modify other provisions of the plan; and

•	approved the appointment of Ernst & Young LLP as independent auditors for 2004.

     Since the 2004 Annual General Meeting, our articles and memorandum of association have not been amended and no meetings of shareholders have been held.

PROPOSALS OF SHAREHOLDERS

     Shareholder Proposals in the Proxy Statement. Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2006 annual general meeting, your proposals must be received at our principal executive offices, 4 Greenway Plaza, Houston, Texas 77046, by no later than November 18, 2005. However, if the date of the 2006 annual general meeting changes by more than 30 days from the anniversary of the 2005 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

     Shareholder Proposals and Nominations for Directors to Be Presented at Meetings. If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our articles of association. Our articles of association provide generally that, if you desire to propose any business at an annual general meeting, you must give us written notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after that anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. The deadline under our articles of association for submitting proposals will be February 11, 2006 for the 2006 annual general meeting unless it is more than 30 days before or after the anniversary of the 2005 annual general meeting. Your notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

•	your name and address;

•	a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting, or if the record date for the meeting is subsequent to the date required for shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting, and, in either case, intend to appear in person or by proxy at the meeting to propose that business; and

•	any material interest you have in the business.

     If you desire to nominate directors at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors at an extraordinary general meeting at which the board of directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice must set forth:

•	your name and address and the name and address of the person or persons to be nominated;

•	a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

•	a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between you and each nominee you proposed and any other person or persons under which the nomination or nominations are to be made by you;

•	any other information regarding each nominee you proposed that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director if so elected.

     The chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures.

     You may obtain a copy of our articles of association, in which these procedures are set forth, upon written request to Eric B. Brown, Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046.

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Appendix A

TRANSOCEAN INC.

PROPOSED AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective May 12, 2005)

1.	Purpose

     The Transocean Inc. Employee Stock Purchase Plan (the “Plan”) is designed to encourage and assist all eligible employees of Transocean Inc., a Cayman Islands exempted company limited by shares (“Transocean”) and Subsidiaries (as defined in Section 4) (hereinafter collectively referred to as the “Company”), where permitted by applicable laws and regulations, to acquire an equity interest in Transocean through the purchase of ordinary shares, par value US$.01 per share, of Transocean (“Ordinary Shares”). It is intended that this Plan shall constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Administration of the Plan

     The Plan shall be administered and interpreted by the Administrative Committee (the “Committee”) appointed by the Finance and Benefits Committee of the Board of Directors of Transocean (the “Board”), which Committee shall consist of at least two (2) persons. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan.

     The Committee may act by decision of a majority of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by a majority of the members of the Committee without holding a formal meeting. The Committee may delegate its duties and authority under this Plan to one or more officers of the Company, and actions taken by such duly authorized officers shall be deemed to be actions of the Committee.

3.	Nature and Number of Shares

     The Ordinary Shares subject to issuance under the terms of the Plan shall be shares of Transocean’s authorized but unissued Ordinary Shares, previously issued Ordinary Shares reacquired and held by or on behalf of the Company or Ordinary Shares purchased on the open market. The aggregate number of Ordinary Shares which may be issued under the Plan shall not exceed three million five hundred thousand (3,500,000) Ordinary Shares. All Ordinary Shares purchased under the Plan, regardless of source, shall be counted against the three million five hundred thousand (3,500,000) Ordinary Share limitation.

     In the event of any scheme of arrangement, reorganization, share split, reverse share split, share dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Transocean, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the Ordinary Shares available for purchase under the Plan and in the maximum number of Ordinary Shares which may be issued under the Plan, subject to the approval of the Board and in accordance with Section 19.

4.	Eligibility Requirements

     Each “Employee” (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first “Enrollment Date” (as defined therein) following employment by the Company. Participation in the Plan is voluntary.

     The following Employees are not eligible to participate in the Plan:

     (i) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any Subsidiary (in determining share ownership of an individual, the rules of Section 424(d) of the Code shall be applied, and the Committee may rely on representations of fact made to it by the employee and believed by it to be true);

     (ii) Employees of Transocean who are customarily employed for less than twenty (20) hours per week or less than five (5) months in any calendar year;

     (iii) Employees of any Subsidiary who are excluded under the terms of any agreement evidencing the adoption of the Plan;

     (iv) Employees who reside in a country in which the Plan fails to meet applicable legal and regulatory requirements or in a country whose laws make participation impractical; and

     (v) Employees who are not employed by a Participating Subsidiary (as listed in Appendix A).

     “Employee” shall mean any individual employed by Transocean or any Subsidiary (as hereinafter defined). “Eligible Employee” shall mean any Employee who has met the eligibility requirements in this Section 4 and is eligible to participate in the Plan. “Subsidiary” shall mean any corporation (a) which is in an unbroken chain of corporations beginning with Transocean if each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. “Participating Subsidiary” shall mean a Subsidiary that has adopted the Plan with the approval of the Committee (as listed in Appendix A). “Non-Participating Subsidiary” shall mean a Subsidiary that has not adopted the Plan.

5.	Enrollment

     Each Eligible Employee of Transocean or a Participating Subsidiary may enroll in the Plan on the first January 1 following the date he first meets the eligibility requirements of Section 4.

     Any Eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on any subsequent January 1. Any Eligible Employee may enroll or re-enroll in the Plan on the dates hereinabove prescribed or such other specific dates established by the Committee from time to time (“Enrollment Dates”). In order to enroll, an Eligible Employee must complete the enrollment procedures designated by the Committee as of the designated date for the following Purchase Period (as defined in Section 6).

6.	Method of Payment

     Payment for shares is to be made as of the applicable “Purchase Date” (as defined in Section 9) through payroll deductions on an after-tax basis (with no right of prepayment) over the Purchase Period, with the first such deduction commencing with the first payroll period ending or as soon as administratively possible, after the Enrollment Date. “Purchase Period” under the Plan shall mean each period of one (1) year beginning on each January 1 and ending on the following December 31 or such other period as the Committee may prescribe. Each Eligible Employee who is enrolled in the Plan (hereinafter referred to as a “Participant”) will authorize such deductions from his pay for each month during the Purchase Period, and such amounts will be deducted in conformity with his employer’s payroll deduction schedule.

     Each Participant may elect to make contributions each pay period in amounts not less than two percent (2%) of the Participant’s monthly compensation (with no dollar minimum), not to exceed a monthly contribution equal to twenty percent (20%) of the Participant’s monthly compensation (or such other dollar amounts as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period). A Participant’s monthly compensation includes base pay and overtime pay associated with base pay, but excludes bonus pay, premium and any type of special pay and overtime associated with premium or special pay. In establishing other dollar amounts of permitted contributions, the Committee may take into account the “Maximum Share Limitation” (as defined in Section 8). The rate of contribution shall be designated by the Participant in the enrollment form or other media approved by the Committee.

     A Participant may elect to increase or decrease the rate of contribution effective as of the first day of the Purchase Period by giving prior notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee. A Participant may not elect to increase or decrease the rate of contribution during a Purchase Period.

     A Participant may suspend payroll deductions at any time during the Purchase Period by giving prior notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee. If a Participant elects to suspend his payroll deductions, such Participant’s account will continue to accrue interest and will be used to purchase shares at the end of the Purchase Period. A Participant may also elect to withdraw his entire contributions for the current Purchase Period in accordance with Section 8 by giving prior notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee. Any Participant who withdraws his contributions will receive, as soon as practicable, his entire account balance, including interest and dividends, if any. Any Participant who suspends payroll deductions or withdraws contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the next Purchase Period.

     Except in the case of cancellation of election to purchase, death, resignation or other terminating event, the amount in a Participant’s account at the end of the Purchase Period will be applied to the purchase of Ordinary Shares.

7.	Crediting of Contributions, Interest and Dividends

     Contributions shall be credited to a Participant’s account as soon as administratively feasible after payroll withholding. Unless otherwise prohibited by laws and regulations, Participant contributions will receive interest at a rate realized for the investment vehicle or vehicles designated by the Committee for purposes of the Plan. Interest will be credited to a Participant’s account from the first date on which such Participant’s contributions are deposited with the investment vehicle until the earlier of (i) the end of the Purchase Period or (ii) in the event of cancellation, death, resignation or other terminating event, the last day for which interest is allocated for such investment vehicle prior to the date on which such contributions are returned to the Participant.

     Dividends on shares held in a Participant’s account in the Plan will be invested in Ordinary Shares under the Company’s Shareholder Dividend Reinvestment Plan. Any such contributions, interest and dividends shall be deposited in or held by a bank or financial institution designated by the Committee for this purpose (the “Custodian”).

8.	Grant of Right to Purchase Shares on Enrollment

     Enrollment in the Plan by an Eligible Employee on an Enrollment Date will constitute the grant by the Company to the Participant of the right to purchase Ordinary Shares under the Plan. Re-enrollment by a Participant in the Plan will constitute a grant by the Company to the Participant of a new opportunity to purchase shares on the Enrollment Date on which such re-enrollment occurs. A Participant who has not (a) terminated employment, (b) withdrawn his contributions from the Plan, or (c) notified the Company in writing, by December 1 (or such date as the Committee shall establish), of his election to withdraw his payroll deductions plus interest as of December 31, will have Ordinary Shares purchased for him on the applicable Purchase Date. In addition, a Participant who has not (a) terminated employment, (b) withdrawn his contributions from the Plan, (c) notified the Company in writing to stop his contributions to the Plan or (d) transferred to a Non-Participating Subsidiary, will automatically be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which such purchase has occurred, unless each Participant notifies the person designated by the Committee on the appropriate form or other media approved by the Committee that he elects not to re-enroll.

     Each right to purchase Ordinary Shares under the Plan during a Purchase Period shall have the following terms:

     (i) the right to purchase Ordinary Shares during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares on the Purchase Date occurring in the Purchase Period, or (B) the date on which participation of such Participant in the Plan terminates for any reason;

     (ii) payment for shares purchased will be made through payroll withholding and the crediting of interest and dividends, if applicable, in accordance with Sections 6 and 7;

     (iii) purchase of shares will be accomplished only in accordance with Section 9;

     (iv) the price per share will be determined as provided in Section 9;

     (v) the right to purchase shares (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Transocean or any Subsidiary) will in no event give the Participant the right to purchase a number of shares during a calendar year in excess of the number of Ordinary Shares derived by dividing twenty-five thousand dollars (US$25,000) by the fair market value of the Ordinary Shares (the “Maximum Share Limitation”) on the applicable Grant Date determined in accordance with Section 9; and

     (vi) the right to purchase shares will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

9.	Purchase of Shares

     The right to purchase Ordinary Shares granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Ordinary Shares (“Fair Market Value”) to be purchased during such Purchase Period will be the closing composite sales price per Ordinary Share in the New York Stock Exchange Composite Transactions Quotations on the first trading day of the calendar month of January, or such other trading date designated by the Committee (the “Grant Date).

     The Fair Market Value of the Ordinary Shares will again be determined in the same manner on the last trading day of the calendar month of December, or such other trading date designated by the Committee (the “Purchase Date”); however, in no event shall the Committee, in the exercise of its discretion, designate a Purchase Date beyond twelve (12) months from the related Enrollment Date or otherwise fail to meet the requirements of Section 423(b)(7) of the Code. These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

     As of the Purchase Date, the Committee shall apply the funds then credited to each Participant’s account to the purchase of Ordinary Shares. The cost to the Participant for the shares purchased during a Purchase Period shall be the lower of:

     (i) eighty-five percent (85%) of the Fair Market Value of Ordinary Shares on the Grant Date; or

     (ii) eighty-five percent (85%) of the Fair Market Value of Ordinary Shares on the Purchase Date.

     Certificates evidencing shares purchased shall be delivered to the Custodian or to any other bank or financial institution designated by the Committee for this purpose or delivered to the Participant (if the Participant has terminated employment for any reason and has elected by notice to the Committee to receive the certificate) as soon as administratively feasible after the Purchase Date; however, certificates shall not be delivered to the Participant within one (1) year of the Purchase Date of the underlying shares, except as otherwise provided herein. Notwithstanding the foregoing, Participants shall be treated as the record owners of their shares effective as of the

Purchase Date. Shares that are held by the Custodian, or any other designated bank or financial institution, shall be held in book entry form. Until such certificates are distributed to the Participant, the Participant will not be permitted to transfer ownership of the certificates except as contemplated by Section 10 or Section 14 of the Plan. Any Participant who terminates employment will receive a certificate for the number of shares held in his account and a cash refund attributable to amounts equal to less than the price of a whole share, and any accumulated contributions, dividends and interest.

     If for any reason the purchase of shares with a Participant’s allocations to the Plan exceeds or would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

     If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to excess enrollment shall be refunded as soon as administratively feasible, including interest determined in accordance with Section 7. The Committee in its discretion may also provide that excess enrollments may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations set forth under Section 423 of the Code.

10.	Withdrawal of Shares and Sale of Shares

     (a) A Participant may elect to withdraw at any time (without withdrawing from participation in the Plan) shares which have been held in his account for at least one (1) year by giving notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee. Upon receipt of such notice from the person designated by the Committee, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of such shares held in the Participant’s account as soon as administratively feasible.

     (b) Notwithstanding anything in the Plan to the contrary, a Participant may sell shares which are held in his account, including shares which have been held in his account for less than one (1) year, by giving notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee (the Committee reserves the right to require a 3-month holding period on all shares). Upon receipt of such notice from the person or entity designated by the Committee, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the sale of such Participant’s shares. Any sale will be deemed to occur as soon as practicable after the Participant provides such notice to the person or entity designated by the Committee. The proceeds of any sale under this subsection 10(b), less any associated commissions or required withholding for taxes, shall be paid to the Participant as soon as practicable after the sale.

11.	Termination of Participation

     The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company or a Participating Subsidiary for any reason whatsoever (including death, resignation or other terminating event). As soon as administratively feasible after termination of participation due to cessation of employment, the Committee shall pay to the Participant or his beneficiary or legal representative all amounts credited to his account, including interest and dividends, if applicable, determined in accordance with Section 7, and shall cause a certificate for the number of shares held in his account to be delivered to the Participant, subject to the restrictions in Section 9. If a Participant ceases to be employed by the Company or a Participating Subsidiary and is rehired, he must wait for the next Enrollment Date to enroll again.

     Participation also terminates immediately when the Participant voluntarily withdraws his contributions from the Plan.

     Participation terminates immediately after the Purchase Date if the Participant becomes ineligible for any reason, other than termination of employment, during the Purchase Period or the Participant suspended payroll deductions during the Purchase Period and has not re-enrolled in the Plan for the next Purchase Period.

     For purposes of the Plan, a Participant is not deemed to have terminated his employment if he transfers employment from Transocean to a Subsidiary, or vice versa, or transfers employment between Subsidiaries including a Non-Participating Subsidiary. A Participant who transfers to a Non-Participating Subsidiary may elect to withdraw his contributions from the Plan at that time or allow the contributions to remain in the Plan, accruing interest until the end of the Purchase Period. If the Participant elects to leave his contributions in the Plan, they will be used to purchase shares at the end of the Purchase Period and participation terminates immediately after the Purchase Date.

12.	Unpaid Leave of Absence and Saving Plan Suspension

     Unless the Participant has voluntarily withdrawn his contributions from the Plan, shares will be purchased for his account on the Purchase Date next following commencement of an unpaid leave of absence or suspension due to a hardship withdrawal from the Transocean U.S. Savings Plan by such Participant, provided such leave or suspension does not constitute a termination of employment. The number of shares to be purchased will be determined by applying to the purchase the amount of the Participant’s contributions made up to the commencement of such unpaid leave of absence or suspension plus interest on such contributions and dividends, if applicable, both determined in accordance with Section 7. In addition, the Participant will automatically resume payroll deductions when eligible employment is resumed or the suspension ends (unless he has elected to stop contributions to the Plan) provided such leave or suspension did not constitute a termination of employment.

13.	Designation of Beneficiary

     Each Participant may designate one or more beneficiaries in the event of death and may, in his sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the person or entity designated by the Committee and shall control over any disposition by will or otherwise.

     As soon as administratively feasible after the death of a Participant, amounts credited to his account, including interest and dividends, if applicable, determined in accordance with Section 7, shall be paid in cash and a certificate for any shares shall be delivered to the Participant’s designated beneficiaries or, in the absence of such designation, to the Participant’s surviving spouse. If the Participant has not designated a beneficiary and is not married at the time of death, the cash and certificate shall be delivered to his surviving child(ren) or to the executor, administrator or other legal representative of the Participant’s estate if the Participant has no surviving child(ren). Such payment shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

14.	Assignment

     Except as provided in Section 13, the rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant, other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order,” as defined in Section 414(p) of the Code. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant’s election to purchase Ordinary Shares shall terminate, and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant’s account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant’s right to purchase shares under the Plan shall be exercisable only during the Participant’s lifetime and only by him.

15.	Costs

     All costs and expenses incurred in administering this Plan shall be paid by the Company. Any brokerage fees for the sale of shares purchased under the Plan shall be paid by the Participant.

16.	Reports

     At the end of each Purchase Period, the Company shall provide or cause to be provided to each Participant a report of his contributions, including interest earned, and the number of Ordinary Shares purchased with such contributions by that Participant on each Purchase Date.

17.	Equal Rights and Privileges

     All Eligible Employees shall have equal rights and privileges with respect to the Plan to the extent necessary to enable the Plan to qualify for U.S. tax purposes as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Section 423. This Section 17 shall take precedence over all other provisions in the Plan.

18.	Rights as Shareholders

     A Participant will have no rights as a shareholder under the election to purchase until he becomes a shareholder as herein provided. A Participant will become a shareholder with respect to shares for which payment has been completed as provided in Section 9 at the close of business on the last business day of the Purchase Period.

19.	Modification and Termination

     The Company, by action of the Board or by action of the Finance and Benefits Committee of the Board, may at any time and from time to time amend or terminate this Plan. Notwithstanding the foregoing, the Committee may amend the Plan by its own action if any such amendment is necessary for the Plan to meet applicable legal requirements, to modify the administrative provisions of the Plan or to make any other change which does not materially increase Plan costs or substantially modify the eligibility, vesting or benefit provisions of the Plan.

     No amendment shall be effective unless within one (1) year after it is adopted by the Board, it is approved by the holders of Transocean’s outstanding shares if and to the extent such amendment is required to be approved by shareholders in order to cause the rights granted under the Plan to purchase Ordinary Shares to meet the requirements of Section 423 of the Code (or any successor provision).

     The Plan shall terminate after all Ordinary Shares issued under the Plan have been purchased, unless terminated earlier by the Board or unless additional Ordinary Shares are issued under the Plan with the approval of the shareholders. In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Plan are terminated prior to expiration, all funds contributed to the Plan which have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible, including interest and dividends, if applicable, determined in accordance with Section 7.

20.	Board and Shareholder Approval; Effective Date

     The Plan was originally adopted by the Board on March 12, 1998 and was effective immediately on such date. The Plan was originally approved by shareholders at the 1998 annual meeting. The Plan was amended and restated effective January 1, 2000. The Plan was again amended and restated effective May 8, 2003, subject to shareholder approval (which was obtained at the shareholder’s meeting held on May 8, 2003) of an increase in the number of Ordinary Shares reserved for issuance under the Plan. This amendment and restatement of the Plan shall be effective as of May 12, 2005, subject to shareholder approval (which was obtained at the shareholder’s meeting held on May 12, 2005).

21.	Governmental Approvals or Consents

     This Plan and any offering or sale made to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 19, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

22.	Listing of Shares and Related Matters

     If at any time the Board or the Committee shall determine, based on opinion of legal counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or reporting system or under any state or federal law is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration or qualification shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to legal counsel.

23.	Employment Rights

     The Plan shall neither impose any obligation on Transocean or on any Subsidiary to continue the employment of any Participant, nor impose any obligation on any Participant to remain in the employ of Transocean or of any Subsidiary.

24.	Withholding of Taxes

     The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the purchase of Ordinary Shares under the Plan.

25.	Subsidiary Terms

     In addition to changes in eligibility requirements, the Participating Subsidiaries may make changes in the terms of this Plan applicable to their Eligible Employees as shall be acceptable to the Committee, provided that such changes do not cause the Plan to fail to comply with the requirements of Section 423 of the Code, to the extent it is applicable. All changes must be approved by the Committee and added as an Appendix to this document.

26.	Governing Law

     The Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

27.	Use of Gender

     The gender of words used in the Plan shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

28.	Other Provisions

     The agreements to purchase Ordinary Shares under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

     IN WITNESS WHEREOF, this document has been executed effective as of May 12, 2005.

TRANSOCEAN INC.
By:
Eric B. Brown
Senior Vice President, General Counsel & Corporate Secretary

TRANSOCEAN INC.
Walker House, Mary Street
P.O. Box 265 GT, George Town
Grand Cayman, Cayman Islands

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, revoking any proxy heretofore given in connection with the Annual General Meeting described below, hereby appoints Robert L. Long, Gregory L. Cauthen and Eric B. Brown, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual General Meeting of Transocean Inc. to be held on Thursday, May 12, 2005 at 9:00 a.m., at the British Colonial Hilton Nassau, Nassau, Bahamas and at any adjournment thereof, and to vote all ordinary shares that the undersigned would be entitled to vote if personally present as follows:

      The shares represented by this proxy will be voted as directed herein. If this proxy is duly executed and returned, and no voting directions are given herein, such shares will be voted “FOR” all nominees listed in Item 1, “FOR” the proposal to amend our Employee Stock Purchase Plan and “FOR” the proposal to approve the appointment of Ernst & Young LLP. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

To include any comments, please mark this box. ☐

TRANSOCEAN INC.
c/o THE BANK OF NEW YORK
P.O. BOX 11168
NEW YORK, N.Y. 10203-0168

(Continued, and to be signed and dated on the reverse side)

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/rig

o	Go to the website address listed above.

o	Have your proxy card ready.

o	Follow the simple instructions that appear on your computer screen.

TELEPHONE

1-866-252-6950

o	Use any touch-tone telephone.

o	Have your proxy card ready.

o	Follow the simple recorded instructions.

MAIL

o	Mark, sign and date your proxy card.

o	Detach your proxy card.

o	Return your proxy card in the postage-paid envelope provided.

1-866-252-6950

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated ☒ in Black or Blue ink.

The Board of Directors Recommends a Vote “FOR” Approval of Items 1 through 3.

Item 1. Election of Directors.

FOR all nominees listed	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	EXCEPTIONS*	☐

Nominees for the Board of
Directors:		01-Judy J. Kelly, 03-Ian C. Strachan	02-Roberto Monti,

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions*

Item 2. Approval of the amendment of our Employee Stock Purchase Plan to increase the number of ordinary shares reserved for issuance under the plan from 2,500,000 to 3,500,000.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Item 3. Approval of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Item 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

To change your address, please mark this box. ☐

Sign exactly as name appears hereon. (If shares are held in joint names, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.)

Date Share Owner sign here	Co-Owner sign here